UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ITT Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014

Notice of Annual Meeting
& Proxy Statement

ITT Corporation

March 31, 2014

Denise L. Ramos Chief Executive Officer and President	ITT Corporation 1133 Westchester Avenue White Plains, NY 10604

Dear Fellow Shareholders:

On behalf of the Board of Directors of ITT Corporation, I cordially invite you to attend our 2014 Annual Meeting of Shareholders, which will be held on Tuesday, May 20, 2014 at 9:00 a.m. Eastern Daylight Time at ITT Corporation Headquarters, 1133 Westchester Avenue, White Plains, New York 10604.

At this year’s meeting, you will be asked to vote on the election of directors, ratify the appointment of the Company’s independent registered public accounting firm, cast an advisory vote related to ITT’s executive compensation program and consider a shareholder proposal, if presented at the meeting.

Attached you will find a Notice of 2014 Annual Meeting of Shareholders and Proxy Statement that contain more information about these proposals and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Every shareholder vote is important. We encourage you to vote promptly, even if you plan to attend the Annual Meeting. We appreciate your participation and your ongoing interest in ITT.

Sincerely,

Denise L. Ramos

Chief Executive Officer and President

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	9:00 a.m. Eastern Daylight Time, on Tuesday, May 20, 2014

Place	ITT Corporation Headquarters 1133 Westchester Avenue White Plains, New York 10604

Items of Business

•   To elect the nine nominees named in the attached Proxy Statement to the Board of Directors, to serve until the 2015 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified.

•   To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

•   To conduct an advisory vote on the compensation of the Company’s named executive officers.

•   To consider a shareholder proposal, if presented at the Annual Meeting.

•   To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote; Record Date	Holders of record of ITT Corporation common stock at the close of business on March 24, 2014 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

Mailing or Availability Date	Beginning on or about March 31, 2014, this Notice of Annual Meeting and the 2014 Proxy Statement are being mailed or made available, as the case may be, to shareholders of record on March 24, 2014.

About Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote in person at the Annual Meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. See details under “How do I vote”? under “Information about Voting” below. We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Lori B. Marino
Corporate Secretary
March 31, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

ITT CORPORATION’S ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 20, 2014, AT 9:00 A.M. EDT

The Proxy Statement and Annual Report are available online at

www.proxydocs.com/itt

ITT Corporation 1133 Westchester Avenue White Plains, NY 10604

Proxy Statement

This Proxy Statement is furnished to the shareholders of record of ITT Corporation, an Indiana corporation (the “Company” or “ITT”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 20, 2014 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Eastern Daylight Time at ITT Corporation Headquarters, 1133 Westchester Avenue, White Plains, New York 10604.

Why did I receive these proxy materials?    Beginning on or about March 31, 2014, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of March 24, 2014, the record date, as part of the Board of Directors’ solicitation of proxies for the Annual Meeting and any adjournments or postponements thereof. This Proxy Statement and ITT’s 2013 Annual Report to Shareholders and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.

Who is entitled to vote?    You can vote if you owned shares of the Company’s common stock as of the close of business on March 24, 2014, the record date.

How do I get admitted to the Annual Meeting?    Only shareholders of record or beneficial owners of the Company’s common stock (“Common Stock”) as of March 24, 2014 may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your Proxy Card if you hold shares directly in your name as a shareholder of record. If you received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. We encourage you to vote your proxy as soon as possible, even if you plan to attend the Annual Meeting, but please keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of Common Stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. Please note that if you plan to attend the Annual Meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained below. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Common Stock, to:

Attn: Corporate Secretary

ITT Corporation

1133 Westchester Avenue

White Plains, New York 10604

The proponent of a shareholder proposal included in this Proxy Statement should notify the Company in writing of the individual authorized to present the proposal at the Annual Meeting; this notification should be received at least two weeks before the Annual Meeting.

Shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Information about Voting

How do I vote?    Shareholders may vote using any of the following methods:

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on May 19, 2014. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your Proxy Card.

By mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. We encourage you to vote as soon as possible, even if you intend to attend the Annual Meeting in person.

By granting a proxy or submitting voting instructions

You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

How many votes do I have?    You have one vote for every share of ITT common stock that you own.

Why does the Board solicit proxies from shareholders?    Since it is impractical for all shareholders to attend the Annual Meeting and vote in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy card to act as your proxies at the Annual Meeting.

How will my shares be voted at the Annual Meeting?    At the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will vote your shares as you instruct. If you sign your Proxy Card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

1.	FOR the election of the nine nominees nominated to the Board of Directors and named in this Proxy Statement, to serve until the 2015 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

2.	FOR the ratification of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the 2014 fiscal year;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.	AGAINST the shareholder proposal; and

5.	Otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

What if I change my mind?    As a holder of record of our Common Stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed, later-dated Proxy Card with the Corporate Secretary of the Company, at the Company’s principal executive offices as listed on the first page of this Proxy Statement. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you are a beneficial holder of our Common Stock, you should follow the voting directions you will receive—along with the Company’s proxy solicitation materials—from your broker, bank or other custodian. As previously noted, you will need a legal proxy from your broker, bank or other custodian if you prefer to cast your vote in person at the Annual Meeting.

How many shares of ITT stock are outstanding?    As of March 24, 2014, the record date, 91,656,172 shares of ITT common stock were outstanding.

How many holders of ITT outstanding shares must be present to hold the Annual Meeting?    In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and “broker non-votes” are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

What is the difference between a beneficial owner and a registered owner?    If your shares are registered in your name with ITT’s transfer agent, Wells Fargo Shareholder Services, you are the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

What is a “broker non-vote”?    If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of the Company’s named executive officers or the shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

If you hold shares of ITT Common Stock through a broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.

How many votes are required to elect Directors? How many votes are required for other agenda items to pass?

Election of Directors.    The Company’s Amended and Restated By-laws (the “By-laws”) provide that in uncontested elections, a director nominee shall be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director). The By-laws further provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary, and remain a director until a successor is elected and qualified. The Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee (or the equivalent committee then in existence) shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. As discussed above, brokers (and the many banks and other record holders of “street name” shares that follow the applicable NYSE voting rules for member brokers) do not have discretionary voting power with respect to director elections unless they have customer voting instructions. This means that, without your voting instructions on this matter, a broker non-vote will occur because your broker (or bank or other custodian) does not have the power to vote your shares on the election of directors. As a result, it is very important that you return voting instructions relating to the election of directors to your broker, bank or other custodian.

All Other Matters.    The proposal ratifying the selection of the Company’s independent registered public accounting firm, the proposal to conduct an advisory vote on the compensation of the Company’s named executive officers and the shareholder proposal each require that the votes cast in favor of the proposal exceed the votes cast against the proposal. The proposals relating to the selection of the Company’s independent registered public accounting firm, the compensation of the Company’s named executive officers and the shareholder proposal are each advisory in nature and nonbinding. If you abstain from voting or if there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

There are four formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2014 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If you have returned your signed and completed Proxy Card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will have the discretion to vote on those matters for you.

How do I vote if I am a participant in the ITT Corporation Retirement Savings Plan?    If you participate in the ITT Corporation Retirement Savings Plan, your plan trustee will vote the ITT shares credited to your ITT Corporation Retirement Savings Plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee will vote the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the shares held by the ITT Corporation

Retirement Savings Plan. The trustee votes the shares held in your ITT Corporation Retirement Savings Plan account for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the ITT Corporation Retirement Savings Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the ITT Corporation Retirement Savings Plan to vote these shares, in person or by proxy at the Annual Meeting. ITT Corporation Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge no later than 11:59 p.m. Eastern Daylight Time on May 15, 2014.

How many shares are held by participants in the ITT Corporation Retirement Savings Plan?    As of March 24, 2014, the record date, the ITT Corporation Retirement Savings Plan held 543,039 shares of ITT common stock (approximately 0.59% of the outstanding shares). J.P. Morgan Chase is trustee of the ITT Corporation Retirement Savings Plan.

Who counts the votes? Is my vote confidential?    In accordance with the By-laws, the Company will appoint two Inspectors of Election, who may be officers or employees of the Company, and they will tabulate the votes. The Inspectors of Election monitor the voting and also certify whether the votes of shareholders are kept in confidence in compliance with ITT’s confidential voting policy.

Who will pay for the cost of this proxy solicitation?    ITT will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, has been retained to assist in soliciting proxies for a fee of $12,500, plus distribution costs and other costs and expenses.

What is “householding” and how does it affect me?    The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each shareholder who participates in householding will continue to receive a separate Proxy Card or Notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?    We distribute our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting to shareholders. On March 31, 2014, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

How do I receive proxy materials electronically in the future?    This Proxy Statement and the 2013 Annual Report are available online at www.proxydocs.com/itt. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record:    You may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your Proxy Card handy when you go online.

Beneficial Owners:    You also may be able to receive copies of these documents electronically. Check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service or contact them regarding electronic delivery of materials.

How does a shareholder submit a proposal or nominate directors for the 2015 Annual Meeting?

Proposals under SEC Rules:    Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2015 Annual Meeting of Shareholders, the proposal must be received by us by December 1, 2014 at our principal executive offices at 1133 Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary.

Proposals under our By-laws:    Under our By-laws, a shareholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that a nomination or the introduction of an item of business at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices. No shareholder nominations were received for the Annual Meeting. If you intend to nominate a director or to propose an item of business at our 2015 annual meeting, you must notify us of your intention, in writing, on or after December 1, 2014, but not later than December 31, 2014. In the event that the date of the 2015 annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2015 annual meeting and not later than 90 calendar days prior to the 2015 annual meeting or 10 calendar days following the date on which public announcement of the date of the 2015 annual meeting is first made.

For any special meeting of shareholders, the nomination or item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our By-laws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our Common Stock. Any person considering introducing a nomination or other item of business should carefully review our By-laws. We will not entertain any proposals or nominations at the 2015 Annual Meeting that do not meet these requirements. The By-laws are available upon request, free of charge, from ITT Corporation, 1133 Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary.

Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company’s Corporate Governance Principles, the committee charters and Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”). Any nominees will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail below under “Information about the Board of Directors—Director Selection and Composition.”

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s By-laws. The Corporate Secretary can be reached at ITT Corporation, 1133

Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary. Submitting a shareholder proposal does not guarantee that we will include it in our Proxy Statement. The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Stock Ownership of Directors, Executive Officers and Certain Shareholders

The following table shows the beneficial ownership of ITT common stock, as of January 31, 2014, by each director, by each of the named executive officers as defined by the SEC in Item 402 of Regulation S-K (“Named Executive Officers” or “NEOs”), and by all directors and executive officers as a group.

The number of shares beneficially owned by each non-management director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each non-management director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. No directors or executive officers have pledged any shares of the Company’s common stock.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Total Shares Beneficially Owned	ITT Common Stock Shares Owned Directly(1)	Options	Stock Units(2)	Percent of Class
Denise L. Ramos	522,614	54,517	443,687	24,410	*
Aris C. Chicles	129,191	3,521	116,899	8,771	*
Thomas M. Scalera	75,183	4,688	68,207	2,288	*
Robert J. Pagano, Jr.	151,860	33,107	112,650	6,103	*
Neil W. Yeargin	—	—	—	—	*
Orlando D. Ashford	6,072	6,072	—	—	*
G. Peter D’Aloia	6,332	4,113	—	2,219	*
Donald DeFosset, Jr.	6,332	4,113	—	2,219	*
Christina A. Gold	28,577	16,093	2,910	9,574	*
Richard P. Lavin	—	—	—	—	*
Frank T. MacInnis	18,346	11,455	4,260	2,631	*
Rebecca A. McDonald	—	—	—	—	*
Donald J. Stebbins	4,731	4,731	—	—	*
All Directors and Executive Officers as a Group	774,430	142,410	615,377	16,643	*

*	Less than 1%

(1)	Includes units held as of January 31, 2014 representing interests in the ITT Stock Fund held within the ITT Corporation Retirement Savings Plan.

(2)	Non-management directors total shares beneficially owned include restricted stock units (“RSUs”) that have vested but are deferred until a later date.

The following table gives information about each person or group of persons whom the Company knows to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of the dates set forth below based on information filed by that entity with the SEC.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Percent of Class(3)
BlackRock, Inc.(1)	5,386,431	5.92%
40 East 52nd Street, New York, NY 10022
The Vanguard Group(2)	5,312,941	5.84%
100 Vanguard Blvd, Malvern, PA 19355

(1)	As reported on Schedule 13G/A filed January 29, 2014, BlackRock, Inc. has sole voting power with respect to 4,944,104 shares, no shared voting power with respect to any shares, and sole dispositive power with respect to 5,386,431 shares.

(2)	As reported on Schedule 13G/A filed on February 11, 2014, The Vanguard Group has sole voting power with respect to 57,170 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 5,262,571 shares, and shared dispositive power with respect to 50,370 shares.

(3)	Calculations based on the Company’s shares outstanding as of December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than 10% of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based on our records and other information, we believe that in 2013 our directors and our executive officers who are subject to Section 16(a) met all applicable filing requirements.

Proposals to be Voted on at the Annual Meeting

Item 1. Election	of Directors

Nine members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareholders. Each director must be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director). In a contested election for director (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast.

In accordance with our Corporate Governance Principles, the Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at a meeting in which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election and submits his or her resignation to the Chairman of the Board or the Corporate Secretary, then the Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. The Board will act on the Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

Each nominee elected as a director will continue in office until the earlier of the next Annual Meeting of Shareholders, his or her successor having been duly elected and qualified, or his or her death, resignation or removal.

The nine nominees for election to the Board in 2014 have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board of Directors. The individuals named as proxies in the Proxy Card intend to vote the proxy (if you are a shareholder of record) FOR the election of each of these nominees, unless you indicate otherwise on the Proxy Card.

The principal occupation and certain other information about the nominees is set forth on the following pages.

Orlando D. Ashford, 45, has served as the President of the Talent business segment at Mercer, a global consulting leader and subsidiary of Marsh & McLennan Companies (“Marsh”), since January 2013. From 2008 to 2012, Mr. Ashford was the Senior Vice President, Chief Human Resources and Communications Officer for Marsh. Prior to joining Marsh in 2008, Mr. Ashford served as Group Director of Human Resources for Eurasia and Africa for the Coca-Cola Company and as Vice President of Global Human Resources Strategy and Organizational Development for Motorola Inc. He has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting. Mr. Ashford is also on the board of directors for the Executive Leadership Council and for ROADS Charter High School. He also serves on advisory boards for Purdue University School of Technology and the NFL Players Association.

Mr. Ashford has served as a director of the Company since December 2011, and is currently a member of the Compensation and Personnel Committee and the Nominating and Governance Committee. In considering Mr. Ashford for director of the Company, the Board considered his expertise in addressing talent, culture and human capital issues at the executive level, as well as his significant experience in multinational organizations, providing experience and skills relevant to the Company’s international sales infrastructure.

G. Peter D’Aloia, 68, served as Senior Vice President and Chief Financial Officer of Trane, Inc. (formerly American Standard Companies Inc.) from 2000 until his retirement in 2008. Prior to that, Mr. D’Aloia was employed by AlliedSignal Inc. (now known as Honeywell), a diversified industrial company, most recently serving as Vice President, Strategic Planning and Business Development. He spent 28 years with AlliedSignal in diverse finance management positions, including as Vice President, Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm Arthur Young and Company. Mr. D’Aloia is currently a director of the following public companies: FMC Corporation since 2002 (Chairman of Audit Committee; Nominating and Corporate Governance Committee; Executive Committee); and WABCO Holdings Inc. since 2007 (Audit Committee). Mr. D’Aloia is also a director of various private companies and not-for-profit organizations. He also served on the board of the following public company within the last five years: AirTran Airways, Inc. from 2004 to 2011.

Mr. D’Aloia has served as a director of the Company since October 2011, and is currently Chairman of the Audit Committee. In considering Mr. D’Aloia for director of the Company, the Board considered his significant financial and business experience resulting from senior executive and financial roles in large manufacturing operations at public companies, his strong international experience, his service as a director of several other public companies and his overall financial management abilities, including multinational legal, tax and banking expertise.

Donald DeFosset, Jr., 64, retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified public company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President and Chief Executive Officer, and since March 2002 as Chairman, of Walter Industries. Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., a global supplier of engineered systems, Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is currently a director of the following public companies: National Retail Properties Inc. since 2008 (Chairman of Governance and Nominating Committee; Compensation Committee); Regions Financial Corporation since 2005 (Audit Committee; Compensation Committee); and Terex Corporation since 1999 (Chairman of Nominating and Governance Committee; Audit Committee). Mr. DeFosset is also a director of various private companies and not-for-profit organizations. He also served on the board of the following public company within the last five years: EnPro Industries, Inc. from 2010 to 2011.

Mr. DeFosset has served as a director of the Company since October 2011, and is currently a member of the Compensation and Personnel Committee and the Nominating and Governance Committee. In considering Mr. DeFosset for director of the Company, the Board considered his extensive experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. His service on the boards of directors of a variety of large public companies further enhances his experience and adds value to the Company’s Board.

Christina A. Gold, 66, was President and Chief Executive Officer of The Western Union Company, a leading company in global money transfer, from September 2006 to September 2010. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Ms. Gold began her career in 1970 at Avon Products, Inc., where she spent 28 years in a variety of significant leadership positions. Ms. Gold is currently a director of the following public company: International Flavors & Fragrances, Inc. since 2013 (Compensation Committee). Ms. Gold has also served as a director since 2001 of New York Life Insurance Company and currently serves on the board of the Safe Water Network. She has also served on the boards of the following public companies within the last five years: Exelis Inc. from 2011 to 2013 and The Western Union Company from 2006 to 2010.

Ms. Gold has served as a director of the Company since December 1997, and is currently Chairwoman of the Compensation and Personnel Committee and a member of the Audit Committee. In considering Ms. Gold for director of the Company, the Board considered her extensive experience as the Chief Executive Officer of a public company with wide ranging global leadership, management and marketing experience. The Board also considered her long history as a Director of the Company and extensive knowledge of the Company, its operations and its people.

Richard P. Lavin, 62, is currently Chief Executive Officer and President of Commercial Vehicle Group, Inc., a leader in the development, manufacturing and fulfillment of fully integrated system solutions for the commercial vehicle market. Prior to joining Commercial Vehicle Group, Mr. Lavin spent 30 years in a variety of positions with Caterpillar Inc., including as vice president of manufacturing operations for the Asia Pacific Division, serving as chairman of Shin Caterpillar Mitsubishi Ltd. (SCM)—now Caterpillar Japan Ltd. (CJL)—and chairman of Caterpillar (China) Investment Co., Ltd, and as a group president for Construction Industries and Growth Markets. Mr. Lavin is also on the Board of Trustees at Bradley University. Mr. Lavin is currently a director of the following public companies: Commercial Vehicle Group, Inc. since 2013; and USG Corporation since 2009 (Compensation Committee; Finance Committee).

Mr. Lavin has served as a director of the Company since May 2013, and is currently a member of the Nominating and Governance Committee and the Compensation and Personnel Committee. In considering Mr. Lavin for director of the Company, the Board considered his experience overseeing Caterpillar Inc.’s largest operating division and extensive international experience through overseeing that company’s operations in China, India, Japan and the Asia-Pacific region. In addition, Mr. Lavin has a diverse legal and human resources background, having served as director of Corporate Labor and Human Relations and director of Compensation and Benefits, as well as the vice president of Caterpillar’s Human Services Division.

Frank T. MacInnis, 67, was Chief Executive Officer of EMCOR Group, Inc., one of the world’s largest providers of electrical and mechanical construction services, energy infrastructure and facilities services, from 1994 to 2011 and Chairman of the Board from 1994 to 2013. Throughout his career Mr. MacInnis has managed construction and operations all over the world, including in Tehran, Baghdad, Bangkok, the United Arab Emirates, London, the United States and Canada. Mr. MacInnis is currently a director of the following public companies: EMCOR Group, Inc. since 1994 (Risk Oversight Committee); and The Williams Companies, Inc. since 1998 (Chairman of the Board; Chairman of the Nominating and Governance Committee; Compensation Committee). Mr. MacInnis is also a director of various private companies and not-for-profit organizations.

Mr. MacInnis has served as a director of the Company since October 2001 and as Chairman of the Board since October 2011, and he is currently Chairman of the Nominating and Governance Committee. In considering Mr. MacInnis for director of the Company, the Board considered his more than 25 years of broad-based experience as a chief executive officer of a leading, publicly held, international mechanical and electrical construction, energy infrastructure and facilities services provider. The Board also considered his experiences on the boards of various other public companies, his leadership and insights in many of the commercial and defense markets served by the Company, as well as his background in corporate governance, financial and accounting areas, legal, strategy development and risk management.

Rebecca A. McDonald, 61, retired in July 2012, having served since December 2008 as Chief Executive Officer of Laurus Energy Inc., a company involved in underground coal gasification development. She previously served as President, Gas and Power, BHP Billiton from March 2004 to September 2007, and, from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald has more than 25 years of experience in the energy industry. She has been responsible for the development, construction and operation of natural gas and liquids pipelines, gas and electricity distribution companies, as well as power plant and gas processing facilities in North America, Asia, Africa and South America. Ms. McDonald is currently a director of the following public company: Granite Construction Incorporated since 1994 (Chairwoman of Compensation Committee; Executive Committee; Audit/Compliance Committee). Ms. McDonald is also currently a director of Aggreko plc since 2011 and a director of Veresen Inc. since 2008.

Ms. McDonald has served as a director of the Company since December 2013, and is currently a member of the Audit Committee. In considering Ms. McDonald for director of the Company, the Board considered her significant expertise in the oil and gas industry, as well as her executive-level experience and extensive knowledge of business systems and operations. The Board also considered her experience as a director of a variety of public and private companies within the energy industry.

Denise L. Ramos, 57, was appointed Chief Executive Officer, President and a director of the Company in October 2011. She previously served as Senior Vice President and Chief Financial Officer of the Company since 2007. Prior to joining the Company, Ms. Ramos served as Chief Financial Officer for Furniture Brands International from 2005 to 2007. From 2000 to 2005, Ms. Ramos served as Senior Vice President and Corporate Treasurer at Yum! Brands, Inc. and Chief Financial Officer for the U.S. division of KFC Corporation. Ms. Ramos began her career in 1979 at Atlantic Richfield Company (ARCO), where she had more than 20 years of business and financial experience serving in a number of increasingly responsible finance positions, including Corporate General Auditor and Assistant Treasurer. Ms. Ramos is on the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation and was recently included in the Top 100 CEO Leaders in Science, Technology, Engineering, and Math publication by STEMconnector. She is also a member of the Business Roundtable and the Business Council.

In considering Ms. Ramos for director of the Company, the Board considered Ms. Ramos’ unique background which combines more than two decades in the oil and gas industry with significant retail and customer-centric experience. The Board also considered her extensive operational and manufacturing experience with industrial companies and, in particular, her intimate knowledge of the Company’s business and operations having served as its Chief Financial Officer since 2007 and Chief Executive Officer since 2011.

Donald J. Stebbins, 56, served as the Chairman and Chief Executive Officer of Visteon Corporation, a leading global supplier of innovative climate, interior, electronic and lighting products for automotive vehicle manufacturers, from 2008 to 2012. Mr. Stebbins joined Visteon in 2005 as the President and Chief Operating Officer. Prior to joining Visteon, he was President and Chief Operating Officer of Lear Corporation’s operations in Europe, Asia and Africa. Before that, he was President and Chief Operating Officer of Lear Corporation’s operations in the Americas. Before joining Lear in 1992, Mr. Stebbins held positions at Bankers Trust Co. and Citibank. Mr. Stebbins is currently a director of the following public company: WABCO Holdings Inc. since 2007 (Compensation Committee). He also served on the board of the following public company within the last five years: Visteon Corporation from 2006 to 2012. Mr. Stebbins also serves on the board of Allied Specialty Vehicles, Inc., a privately held producer of specialty vehicles.

Mr. Stebbins has served as a director of the Company since February 2012, and is currently a member of the Audit Committee. In considering Mr. Stebbins for director of the Company, the Board considered his significant executive management experience gained as an executive officer of two Fortune 500 public companies, strong international experience gained as Chairman and Chief Executive Officer of Visteon, as well as financial expertise gained through a variety of financial positions of increasing responsibility with Lear, including as chief financial officer.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the nine nominees listed above as directors. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of the nine nominees listed above as directors.

Item 2.    Ratification of Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected, and the Board of Directors has ratified the selection of, Deloitte to serve as our independent registered public accounting firm for 2014. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In accordance with SEC rules and Deloitte policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2014. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. In addition, even if shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Deloitte is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (“PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2013. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

•	independence

•	experience

•	technical capabilities

•	client service assessment

•	responsiveness
•	financial strength

•	industry insight

•	leadership

•	non-audit services

•	management structure
•	peer review program

•	commitment to quality report

•	appropriateness of fees charged

•	compliance and ethics programs

The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process.

The Audit Committee discussed these considerations as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined that any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB. Representatives of Deloitte will be present at the Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and 2012 represent fees billed by Deloitte and its foreign affiliates.

Fiscal Year Ended (In thousands)	2013(1)	2012
Audit Fees(2)	$3,871	$3,995
Audit-Related Fees(3)	428	571
Tax Fees(4)
Tax Compliance Services	452	464
Tax Planning Services	416	169
Total Tax Services (sum of Tax Fees)	868	633
All Other Fees(5)	251	—
Total	$5,418	$5,199

(1)	Fees for 2013 reflect amounts billed to date.
(2)	Fees for audit services billed in 2013 and 2012 consisted of:

•	Audit of the Company’s annual financial statements and internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(3)	Fees for audit-related services billed in 2013 and 2012 consisted of:

•	Employee benefit plan audits;

•	Audits and other attest work related to acquisitions;

•	Internal control advisory services; and

•	Other miscellaneous attest services.

(4)	Fees for tax services billed in 2013 and 2012 consisted of tax compliance and tax planning and advice:

•

Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:

¡	Federal, foreign, state and local income tax return assistance;

¡	Internal Revenue Code and foreign tax code technical consultations; and

¡	Transfer pricing analyses.

•

Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group restructuring.

(5)	Fees for other services in 2013 consisted of consulting services associated with the assessment of the Company’s information technology systems.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has also adopted a policy on pre-approval of permitted non-audit services provided by Deloitte. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.

The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing function, which Deloitte may provide without further Audit Committee pre-approval. These categories include, among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit, and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.	Tax compliance and certain tax planning and advice work; and

4.	Accounting consultations and support related to generally accepted accounting principles (“GAAP”) or government contract compliance.

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte during regularly scheduled meetings and at other times as necessary.

The Company has policies and procedures in place prohibiting employment in certain designated positions of the Company of employees of Deloitte who were the lead partner, the concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte to serve as the Company’s independent registered public accounting firm for the 2014 fiscal year. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of Deloitte.

Item 3.    Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our NEOs as disclosed later in this Proxy Statement in the Compensation Discussion and Analysis. The following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of ITT Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in Compensation Discussion and Analysis elsewhere in this proxy statement.

In particular, shareholders should note that the Company’s Compensation and Personnel Committee bases its executive compensation decisions on the following:

•	alignment of executive and shareholder interests by providing incentives linked to earnings per share, free cash flow, operating margin and revenue performance;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	creating a clear link between an executive’s compensation and his or her individual contribution and performance;

•	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries that we operate in and other comparable companies generally.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This vote is advisory in nature and non-binding; however, the Board will review and consider the shareholder vote when determining executive compensation. The current frequency of non-binding advisory votes on executive compensation is an annual vote, and we anticipate that the next vote will be at next year’s annual meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Company’s Named Executive Officers as described in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR this management proposal.

Item 4.    Shareholder Proposal Regarding Executive Stock Retention Requirements

Mr. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has submitted the following shareholder proposal to us.

The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Share holdings of the shareholder proponent, and where applicable, of co-filers, will be supplied upon request to the Company’s Corporate Secretary. Our Board of Directors has recommended a vote against the proposal for the reasons set forth following the proposal.

“Proposal 4—Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

Please vote to protect shareholder value:

Executives To Retain Significant Stock—Proposal 4”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

ITT’s Board of Directors believes that it is not in the best interests of the Company or its shareholders to adopt a policy requiring senior executives to retain a significant percentage of stock they receive under our equity compensation program until they reach retirement age.

The Board has carefully considered the proposal and for the reasons set forth below, believes that it is unnecessary in light of the Company’s existing stock ownership guidelines, anti-hedging policy and equity compensation practices. In addition, the Board is concerned that adoption of an inflexible policy requiring that our senior executives retain 50% of net after-tax shares until reaching retirement age as requested by the proposal would put the Company at a competitive disadvantage in attracting and retaining the highest caliber of executive talent.

As discussed under the heading “Executive Stock Ownership Guidelines” beginning on page 50, our senior executives are already subject to significant stock ownership guidelines. These guidelines are designed to closely align the interests of our senior management with those of our shareholders.

The guidelines specify the desired levels of Company stock ownership and encourage a set of behaviors for each senior executive to reach the guideline levels. The guidelines require share ownership expressed as a multiple of base salary for all members of senior management, including a requirement that our Chief Executive Officer must own shares of the Company’s common stock equal to five times his or her annual base salary. To attain the ownership levels set forth in the guidelines, it is expected that any restricted shares that become unrestricted and all shares acquired through the exercise of stock options will be held, except, in all cases, to the extent necessary to meet tax obligations.

The Compensation and Personnel Committee reviews compliance with these guidelines periodically. Currently, all of the Company’s senior executives have fully satisfied or are on track to meet these ownership requirements.

In addition, the Company has a policy that prohibits Company employees from hedging their Company stock through engaging in short sales or transacting in put or call options with respect to Company stock. We believe that this policy, among other things, helps provide assurance that senior executives have a significant economic stake in the performance of the Company’s stock and further focuses them on the creation of long-term shareholder value.

Other aspects of the Company’s current compensation programs also already address the proposal’s stated goal of ensuring that senior executives focus on the Company’s long-term success. As discussed in the Compensation Discussion and Analysis, the Board believes that our executive compensation programs for both cash and equity are designed to align executive officers’ interests with the long-term interests of our shareholders. Further, as shown on page 51, 60% of our CEO’s 2013 total direct compensation was in the form of stock-based awards. These awards are made in the form of stock options, RSUs and performance units, providing a balance between incentives based on stock price appreciation and, in the case of performance units, other Company financial objectives (such as growth in return on invested capital). The Company’s practice of structuring a significant portion of executive compensation in the form of long-term equity not only provides a retention tool, but also ties executives’ potential compensation to metrics that are designed to result in enhanced value for shareholders and to ensure that our executives have a vested long-term interest in the Company’s success.

Finally, the Board opposes this proposal because we believe that adopting the policy as requested could limit the Company’s ability to attract and retain executive talent, putting the Company at a competitive disadvantage versus its peers. Imposing the mandatory retention requirements of the proposal would deprive the Board and the Compensation and Personnel Committee of the flexibility to design competitive compensation packages. Further, adopting this proposal would mean that executives would not have access to a portion of their equity compensation until retirement age. This could put the Company at risk of being unable to attract or retain qualified executives unless it increased cash compensation and decreased equity compensation, an outcome that does not align the interests of senior executives with the long-term interests of shareholders. It could also motivate executives who have been successful in enhancing shareholder value to leave the Company or retire earlier than they otherwise would have, in order to be able to share in the value that they helped to create.

In summary, the Board believes that our current compensation programs and practices create an appropriate level of long-term stock holdings in the Company by our senior executives. We believe that beyond the significant stock ownership guidelines discussed above, individuals should be free to determine the mix of assets that best suits their personal needs and circumstances. Based on the foregoing, the Board believes that it is unnecessary and against shareholders’ best interests for the Company to adopt this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal. Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST this shareholder proposal.

Corporate Governance and Related Matters

The Company strives to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company also reviews federal laws affecting corporate governance, as well as rules and requirements of the NYSE. The Company implements other corporate governance practices that it believes are in the best interests of the Company and its shareholders.

The following sections provide an overview of ITT’s corporate governance structure and processes, including the independence and other criteria we use in selecting director nominees; our leadership structure; and certain responsibilities and activities of the Board of Directors and its Committees. Our corporate governance structure and processes are based on a number of key governance documents, which are described in the following pages.

The key governance documents, including the most current versions of the Company’s Corporate Governance Principles, and the charters for the Audit, Compensation and Personnel and Nominating and Governance Committees, are available on the Company’s website at www.itt.com/investors/governance/. The most current version of the Company’s Code of Conduct is available on the Company’s website at www.itt.com/citizenship/governance/. Shareholders may also obtain copies of these documents free of charge by sending a written request to ITT Corporation, 1133 Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary.

Corporate Governance Principles

The Board of Directors has adopted the Corporate Governance Principles (or the “Principles”). These Principles govern the operation of the Board of Directors and its Committees and guide the Board of Directors and ITT’s leadership team in the execution of their responsibilities. The Nominating and Governance Committee is responsible for overseeing the Corporate Governance Principles and reviews them at least annually and makes recommendations to the Board of Directors for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders, changing regulatory requirements or otherwise as circumstances warrant. The Board may amend, waive, suspend, or repeal any of the Principles at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. As noted above, we have posted the Principles on our website at: www.itt.com/investors/governance/. Among other matters, the Principles include the following items concerning the Board:

•	No director may stand for re-election after he or she has reached the age of 72.

•

Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance.

•

Directors are limited to service on four public company boards (including the ITT Board). If the director serves as an active CEO of a public company, the director is limited to service on two public company boards (including the ITT board) in addition to service on his or her own board.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually.

•	The Board maintains a process whereby the Board and its members are subject to annual evaluation and self-assessment.

Leadership Structure

The Board believes that the decision as to whether to combine or separate the Chief Executive Officer and Chairman of the Board of Directors positions will depend on the facts and circumstances facing the Company at a given time and could change over time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that, although we do not have a formal policy with respect to separation of the Chairman and Chief Executive Officer positions, that having a separate Chairman, whose sole job is to lead the Board, allows our Chief Executive Officer, Ms. Ramos, to completely focus her time and energy on running the day-to-day operations of our Company. The Board believes that the Company’s leadership structure is currently in the best interests of the shareholders of the Company.

Communication with the Board of Directors

Shareholders and other interested parties may contact any of the Company’s directors (including the non-executive Chairman), a committee of the Board, the Board’s non-management directors as a group, or the Board as a whole by writing to them c/o ITT Corporation, 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. Communications are distributed to the Board, or to any individual director or directors, as appropriate under the facts and circumstances. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-management director may request that any communications that have been excluded be made available.

Policies for Approving Related Party Transactions

The Board of Directors has adopted a written Related Party Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related parties. The Policy covers (but is not limited to) those related party transactions and relationships required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act, and applies to each director or executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; and any immediate family member of any of the foregoing persons (each, a “Related Party”).

The Company recognizes that Related Party transactions may involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between Related Parties and the Company may be incidental to the normal course of business, may provide an opportunity that is in the best interests of the Company to pursue or the transaction may not be inconsistent with the best interests of the Company. In other cases it may be inefficient for the Company to pursue an alternative transaction. The Policy therefore is not designed to prohibit related party transactions; rather, it is designed to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The Policy supplements the provisions of the Company’s Code of Conduct concerning potential conflict of interest situations. Under the Policy, an amendment to an arrangement that is considered a Related Party transaction is, unless clearly incidental in nature, considered a separate Related Party transaction.

The Policy provides for the Nominating and Governance Committee to review all Related Party transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect. In connection with approving or ratifying a Related Party transaction, the

Nominating and Governance Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company, including, as applicable, consideration of the following factors:

•	the position within or relationship of the Related Party with the Company;

•	the materiality of the transaction to the Related Party and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Parties;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Policy provides standing pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a Related Party would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company. The Policy is re-evaluated periodically.

Code of Conduct

The Company has also adopted the ITT Code of Conduct which applies to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and, where applicable, to its non-management directors. The Code of Conduct is also posted on the Company’s website at www.itt.com/citizenship/code-of-conduct/. The Company discloses any changes or waivers from the Code of Conduct on its website for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, its non-management directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, or persons performing similar functions. We will do this by posting such information on our website as set forth above rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided, free of charge, to any shareholder upon request to the Corporate Secretary of ITT at 1133 Westchester Avenue, White Plains, New York 10604, Attention: Corporate Secretary.

The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

Director Independence

The Board of Directors, through the Nominating and Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Governance Committee has reviewed the applicable standards for Board and Committee member independence, as well as our Corporate Governance Principles. A summary of the answers to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are also made available to the Nominating and Governance Committee to enable its comprehensive independence review. On the basis of this review, the Nominating and Governance Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based upon the Committee’s report and the supporting information.

Under NYSE listing standards, an independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE requirements pertaining to director independence also include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not adopted categorical standards of independence other than those promulgated by the NYSE. The SEC has a separate independence requirement for audit committee members that overlays the NYSE requirements. The NYSE also recently promulgated rules requiring directors that serve on compensation committees to satisfy additional independence requirements specific to that service.

The Board of Directors has determined that Ms. Ramos is not “independent” because of her employment as Chief Executive Officer and President of the Company. The Board of Directors has reviewed all relationships between the Company and each other member of the Board of Directors and has affirmatively determined that each of Mr. Ashford, Mr. D’Aloia, Mr. DeFosset, Ms. Gold, Ms. McDonald, Mr. Lavin, Mr. MacInnis and Mr. Stebbins is “independent” pursuant to the applicable listing standards of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE standards. In assessing independence under the subjective relationships test described above, the Board of Directors took into account the criteria for disqualification set forth in the NYSE’s objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. Based on the foregoing, as required by the NYSE, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that the current members of the Audit Committee, Mr. D’Aloia, Ms. Gold, Ms. McDonald and Mr. Stebbins, and Compensation and Personnel Committee, Mr. Ashford, Mr. DeFossett, Mr. Lavin and Mr. MacInnis, meet the applicable SEC definition of independence.

In making its independence determinations, the Board considered transactions occurring since the beginning of the Company’s 2011 fiscal year between the Company and entities associated with the directors or members of their immediate family. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director were presented to the Board of Directors for consideration. The Board also considered in its analysis the Company’s contributions to tax-exempt organizations with respect to each of the non-management directors. In making its subjective determination that each non-management director is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (“IRS”) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved in the transaction, the relationship did not impair the director’s independence. In its review of Mr. Ashford’s independence, the Board considered that he is an executive officer of a company that, in at least one of the preceding three fiscal years, received payments from the Company in an amount less than the greater of $1 million or 2% of his employer’s consolidated gross revenues. The Company did not make any contributions to any tax exempt organizations in which any non-management director serves as an executive officer within the past three fiscal years where such contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

Board and Committee Roles in Oversight of Risk

The Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Audit Committee of the Board oversees the Company’s operational and regulatory risk management and risk assessment program, including all risk mitigation processes. The Nominating and Governance Committee has responsibility for assessing and monitoring the Company’s global risk profile, and provides regular reports to the Board with respect to their findings. In addition, the Company has established a cross-functional team of members of management referred to as the Risk Center of Excellence (the “RCOE”), to internally monitor various risks. The Nominating and Governance Committee receives regular reports from RCOE as well. The Compensation and Personnel Committee reviews and assesses compensation and incentive program risks to ensure that the Company’s compensation programs encourage innovation and balance appropriate business risk and rewards without encouraging risk-taking behaviors that may have a material adverse effect on the Company. The Compensation and Personnel Committee structures compensation so that unnecessary or excessive risk-taking behavior is discouraged and behaviors correlated with long-term value creation are encouraged. The Board, Audit, Nominating and Governance, and Compensation and Personnel Committees receive regular reports with respect to the Company’s risk profile and risk management controls.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Personnel Committee during fiscal year 2013 or as of the date of this proxy statement has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Personnel Committee or Board of Directors.

Director Selection and Composition

In fulfilling its responsibility to identify and recommend to the Board of Directors qualified candidates for membership on the Board, the Nominating and Governance Committee takes into account a variety of factors. Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature. In addition, ITT’s Corporate Governance Principles state that as part of the membership criteria for new Board members, individuals must possess such attributes and experiences as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience. The Nominating and Governance Committee desires that the Board of Directors be diverse in terms of its viewpoints, professional experience, education and skills as well as race, gender and national origin—and the Board actively seeks to consider diverse candidates for membership on the Board when it has a vacancy to fill and includes diversity as a specific factor when conducting any search.

As part of its process in identifying new candidates to join the Board of Directors, the Nominating and Governance Committee considers whether and to what extent the candidate’s attributes and experiences will individually and collectively complement the existing Board, evaluating the current Board’s needs for operational, technical, management, financial, international or other expertise and recognizing that ITT’s businesses and operations are diverse and global in nature. On an annual basis, as part of its self-evaluation, the full Board of Directors assesses whether its overall mix of directors is appropriate for the Company.

To be considered by the Nominating and Governance Committee as a director candidate, a nominee must first meet the requirements of the Company’s By-laws and Corporate Governance Principles.

Prior to recommending nominees for election as directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to ensure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a director is evaluated and candidates for election participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies director candidates through a variety of sources including personal references and business contacts. On occasion, the Nominating and Governance Committee utilizes a search firm to identify and screen director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company. The Nominating and Governance Committee will also consider director nominees recommended by shareholders. Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described in “Communication with the Board of Directors.” Shareholder nominations must be made according to the procedures required by our By-laws and described in this Proxy Statement under the heading “How does a shareholder submit a proposal or nominate directors for the 2015 Annual Meeting?” Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Nominating and Governance Committee in the same manner as other nominees.

Twelve individuals served on ITT’s Board during 2013. Three of those directors, Paul J. Kern, Markos I. Tambakeras and Linda S. Sanford, retired on May 6, 2013. Ms. McDonald was elected to the Board unanimously by the directors on December 17, 2013 after careful evaluation and consideration of her qualifications for service by the Nominating and Governance Committee and the Board of Directors. Of the nine directors who are nominees for election at the Annual Meeting, three are female, and one is African American. The directors come from diverse professional backgrounds, including technology, financial and manufacturing industries. In “Proposals to be Voted on at the 2014 Annual Meeting—Item 1—Election of Directors,” we provide an overview of the background of each nominee, including their principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as most meaningful in providing value to the Board, our Company and our shareholders.

Executive Sessions of Directors

Agendas for meetings of the Board of Directors include regularly scheduled executive sessions for the independent directors to meet without management present; the Board’s non-executive Chairman leads those sessions. Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company sites and events periodically and meet with local management at those sites and events, either as part of a regularly scheduled Board meeting or otherwise.

Board and Committee Membership

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held six meetings during the 2013 fiscal year and there were 18 meetings of standing Committees. The Board of Directors has an Audit Committee, a Compensation and Personnel Committee and a Nominating and Governance Committee. All directors attended at least 75% of the aggregate of all meetings of the Board and standing Committees on which they served.

It is Company practice that all directors attend the Company’s annual meetings. All directors attended the Company’s 2013 annual meeting either in person or telephonically. Under the Company’s Corporate Governance Principles, directors are expected to attend all meetings of the

Board and all meetings of the Committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

The following table summarizes the current membership of each Committee:

Name	Audit	Compensation and Personnel	Nominating and Governance
Orlando D. Ashford		✓	✓
G. Peter D’Aloia	Chair
Donald DeFosset, Jr.		✓	✓
Christina A. Gold	✓	Chair
Rebecca A. McDonald	✓
Richard P. Lavin		✓	✓
Frank T. MacInnis			Chair
Denise L. Ramos
Donald J. Stebbins	✓

The charters of each of the Audit, Compensation and Personnel, and Nominating and Governance Committees conform with the applicable NYSE listing standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees from time to time considers revisions to their respective charters to reflect evolving best practices.

Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the financial reporting process. The responsibilities of the Audit Committee include:

•	Selection and oversight of the independent auditor, including responsibility to determine the independent auditor’s qualifications, independence, scope of responsibility and compensation.

•

Review and discussion with management and the independent auditor regarding the annual audited and quarterly unaudited financial statements and approval of inclusion of those financial statements in the Company’s public filings.

•	Review and oversight of the Company’s selection and application of accounting principles and issues relating to the Company’s internal controls and disclosure controls and procedures.

•	Oversight of the Company’s compliance with legal and regulatory requirements, including review of the effect of regulatory and accounting initiatives on the Company’s financial statements.

•	Oversight of the organization and scope of the Company’s internal audit function.

•

Oversight and discussion with management, internal auditors and the independent auditor regarding the adequacy and effectiveness of the Company’s overall risk assessment and risk management process, including all risk mitigation processes.

The Audit Committee has established policies and procedures for the pre-approval of all services by the Company’s independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding its accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in “Item 2—Ratification of the Independent Registered Public Accounting Firm” earlier in this Proxy Statement.

The Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and the NYSE, as well as independent under ITT’s Corporate Governance Principles. Although more than one member of the Board of Directors satisfies the requirements of the audit committee financial expert, the Board of Directors has identified G. Peter D’Aloia as the audit committee financial expert. The Board of Directors has evaluated the performance of the Audit Committee consistent with regulatory requirements.

The current members of the Audit Committee are G. Peter D’Aloia (Chair), Christina A. Gold, Rebecca A. McDonald (appointed on December 17, 2013) and Donald J. Stebbins. Linda S. Sanford was a member of the Audit Committee until her retirement on May 6, 2013. The Audit Committee held seven meetings during the 2013 fiscal year. The report of the Audit Committee is included on page 31 of this Proxy Statement.

Compensation and Personnel Committee

The purpose of the Compensation and Personnel Committee is to provide oversight review of compensation and benefits of the employees of the Company. The responsibilities of the Compensation and Personnel Committee include:

•	Oversight and administration of the Company’s employee compensation program, including incentive plans and equity-based compensation plans.

•

Establishment of annual performance objectives, evaluation of performance and approval of individual compensation actions for the Chief Executive Officer and other executive officers and evaluation of enterprise risk and other risk factors with respect to compensation objectives.

•

Review and discussion of the Company’s talent review and development process, succession planning process for senior executive positions and aspects of culture and diversity for the Company, and provision of recommendations to the Board of Directors.

•	Review, discussion and approval of the Compensation Discussion and Analysis included in the Company’s annual proxy statement.

The Board of Directors has determined that each member of the Compensation and Personnel Committee is independent, as defined by the rules of the SEC and the NYSE, as well as independent under ITT’s Corporate Governance Principles. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Board of Directors has evaluated the performance of the Compensation and Personnel Committee consistent with regulatory requirements.

The current members of the Compensation and Personnel Committee are Christina A. Gold (Chair), Orlando D. Ashford, Donald DeFosset, Jr. and Richard P. Lavin (appointed on May 7, 2013). Paul J. Kern was a member of the Compensation and Personnel Committee until his retirement on May 6, 2013. The Compensation and Personnel Committee held seven meetings during the 2013 fiscal year. The report of the Compensation and Personnel Committee is included on page 32 of this Proxy Statement.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders of the Company. The responsibilities of the Nominating and Governance Committee include:

•

Evaluate and make recommendations to the Board of Directors concerning the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors.

•	Identify, evaluate and propose nominees for election to the Board of Directors.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers and ensure compliance with applicable laws and NYSE listing standards.

•	Develop, regularly review, update and recommend to the Board of Directors corporate governance principles for the Company.

•

Review of material related party transactions and review with the independent auditor the Company’s policies for the ethical handling of conflicts of interest and its policies and procedures with respect to expense accounts and perquisites.

•	Review of the Company’s risk management programs and business continuity and disaster recovery plans.

•	Lead the Company’s chief executive officer succession process.

The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the SEC and the NYSE, as well as independent under the Corporate Governance Principles. The Board of Directors has evaluated the performance of the Nominating and Governance Committee consistent with regulatory requirements.

The current members of the Nominating and Governance Committee are Frank T. MacInnis (Chair), Donald DeFosset, Jr., Orlando D. Ashford and Richard P. Lavin (appointed on May 7, 2013). Paul J. Kern and Markos I. Tambakeras were members of the Nominating and Governance Committee until their retirement on May 6, 2013. The Nominating and Governance Committee held four meetings during the 2013 fiscal year.

2013 Non-Management Director Compensation

The table below represents the 2013 compensation for non-management directors. As discussed in more detail in the narrative following the table, all non-management directors receive the same cash fees and stock awards for their service, which consists of a $100,000 annual cash retainer and an annual RSU award with a value of $90,000, except for the following: Mr. MacInnis, as Non-Executive Chairman, received an additional $62,500 cash payment and an additional RSU award with a value of $62,500; Mr. D’Aloia as Audit Committee Chair, received an additional $15,000 cash payment; and Ms. Gold as Compensation and Personnel Committee Chair, received an additional $10,000 cash payment. As a management director, Ms. Ramos does not receive compensation for Board service.

Compensation is paid to non-management directors in a lump sum following the Annual Meeting at which they are elected. Non-management directors who join the Board of Directors during the course of a year receive their compensation promptly following their election, in amounts that are pro-rated to reflect their partial year of service on the Board. Non-management directors may also choose to defer receipt of either or both of their cash retainer and equity retainer. The grant date fair value of stock awards granted to non-management directors in 2013 is provided in footnote (2) to the table. Stock awards are composed of RSUs.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Orlando D. Ashford	$100,000	$90,018	$190,018
G. Peter D’Aloia	115,000	90,018	205,018
Donald DeFosset, Jr.	100,000	90,018	190,018
Christina A. Gold	110,000	90,018	200,018
Richard P. Lavin	100,000	90,018	190,018
Frank T. MacInnis	162,500	152,525	315,025
Rebecca A. McDonald(4)	41,667	37,504	79,171
Donald J. Stebbins	100,000	90,018	190,018

(1)	Mr. Paul J. Kern, Mr. Markos I. Tambakeras and Ms. Linda S. Sanford retired from the Board effective as of the end of their last term, which was the day immediately prior to the 2013 annual meeting. Payment of the cash retainer and stock award to these retired directors for the 2012—2013 term was made in May 2012 and therefore these individuals are not included in the table.

(2)	Fees earned may be paid, at the election of the director, in cash or deferred cash. Non-management directors may irrevocably elect deferral into an interest-bearing cash account or into the “ITT Corporation Stock Fund,” which is a tracking fund that invests in Company stock.

(3)	Awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation. Non-management directors do not receive differing amounts of equity compensation, except for Mr. MacInnis who received an additional grant value of $62,500 in May 2013 as the Non-Executive Chairman. The grant date fair value of the RSUs granted on May 7, 2013, the date of the Company’s 2013 annual meeting, was $90,018. The closing price of ITT stock on that date was $29.36.

(4)	Ms. McDonald was elected to the Board of Directors on December 17, 2013 and therefore the compensation reported represents compensation for less than a 12-month period.

Non-Management Director Stock Awards and Option Awards Outstanding at 2013 Fiscal Year-End

Non-Management Director Name	Stock Awards	Option Awards
Orlando D. Ashford	3,066	—
G. Peter D’Aloia	5,285	—
Donald DeFosset, Jr.	5,285	—
Christina A. Gold	18,137	2,910
Richard P. Lavin	3,066	—
Frank T. MacInnis	8,547	4,260
Rebecca A. McDonald	886	—
Donald J. Stebbins	3,066	—

Outstanding stock awards include unvested RSUs and vested but deferred restricted shares and RSUs. RSUs granted to non-management directors vest one business day prior to the next annual meeting. Restricted shares previously awarded under the ITT 1996 Restricted Stock Plan for Non-Employee Directors (the “1996 Plan”), which preceded the ITT 2003 Restricted Stock Plan for Non-Employee Directors (the “2003 Plan”), and under which restricted shares are still outstanding, provided that each director’s restricted shares are held in escrow, and they may not be transferred in any manner until one of the following events occurs:

•	The fifth anniversary of the grant of the shares unless extended as described below.

•	The director retires at age 72.

•	There is a change of control of the Company.

•	The director becomes disabled or dies.

•	The director’s service is terminated in certain specified, limited circumstances.

•

Any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

Under the 2003 Plan and the 1996 Plan, non-management directors may choose to extend the restriction period for not more than two successive five-year periods, or until six months and one day following the non-management director’s termination from service from the Board under certain permitted circumstances.

The 1996 Plan also provided that if a director ceased serving on the Board under any other circumstances, shares with respect to which the 1996 Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the period of restriction for restricted stock granted is five years. The Compensation and Personnel Committee may determine that a director whose service from the Board is terminated has fulfilled the purpose for which the grant of restricted stock was made and lift the restriction for all or a portion of restricted stock grants. Time and form of payment for outstanding restricted stock received after 2004, as well as elections to have the cash retainer deferred after 2004, have been modified, with the consent of each director, to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). Section 409A deals specifically with non-qualified deferred compensation plans and provides requirements and rules for timing of deferrals and distributions under those plans.

ITT reimburses directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes).

Non-Management Director Share Ownership Guidelines.    The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual cash retainer amount. Non-management directors receive a portion of their retainer in restricted stock units (“RSUs”), which are paid in shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. Non-management directors are afforded a reasonable period of time to meet the guidelines. All non-management directors with at least one full year of service on the Board of Directors own stock in the Company.

Indemnification and Insurance.    As permitted by its By-laws, ITT indemnifies its directors to the full extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where it could not otherwise indemnify them. All directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,000,000 of coverage. They may elect to purchase additional coverage under that policy. Non-management directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

Audit Committee Report

Role of the Audit Committee.    The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and ensures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	determination of qualifications and independence of Deloitte, the Company’s independent registered public accounting firm;

•	appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work;

•

review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;

•	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;

•	review of risk assessment and risk management processes on a company-wide basis;

•	monitoring all elements of the Company’s internal control over financial reporting; and

•	adoption of and monitoring the implementation and compliance with the Company’s Non-Audit Services Policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee by following the procedures set forth in this Proxy Statement under the heading “Communication with the Board of Directors.”

Audit Committee Charter.    The Board of Directors has adopted a written charter for the Audit Committee, which the Board of Directors and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

Composition of the Audit Committee.    The Audit Committee comprises four members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and in the Company’s Corporate Governance Principles and the requirements of the NYSE currently in effect, including the audit committee independence requirements of Rule 10A-3 under the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise. The Board of Directors has identified G. Peter D’Aloia as the audit committee financial expert.

Regular Review of Financial Statements.    During 2013, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

Communications with Deloitte.    The Audit Committee has reviewed and discussed with management and Deloitte the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). These discussions included Deloitte’s responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with Deloitte seven times during 2013.

Independence of Deloitte.    Deloitte is directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

Recommendation Regarding Annual Report on Form 10-K.    In performing its oversight function with regard to the 2013 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2013. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board of Directors that the financial statements be included in the 2013 Annual Report on Form 10-K.

This report is furnished by the members of the Audit Committee.

G. Peter D’Aloia (Chair) Christina A. Gold	Rebecca A. McDonald Donald J. Stebbins

Compensation and Personnel Committee Report

ITT’s Compensation and Personnel Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior leadership development and talent management programs. The Compensation and Personnel Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Personnel Committee considers and monitors appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

Recommendation Regarding Compensation Discussion and Analysis

In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Personnel Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance, LLC, the independent compensation consultant to the Compensation and Personnel Committee. The Compensation and Personnel Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Personnel Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2013 Annual Report on Form 10-K and this Proxy Statement.

This report is furnished by the members of the Compensation and Personnel Committee.

Christina A. Gold (Chair) Orlando D. Ashford	Donald DeFosset, Jr. Richard P. Lavin

Compensation Discussion and Analysis

Executive Summary

In our second full year as the “new ITT” we have continued to focus on building and implementing our sustainable growth model for the future. In doing so, we have delivered strong operating results, made significant investments in our businesses and our key functions, and advanced our strategy to deliver solid results to shareholders.

Our 2013 business performance was extremely strong:

•	Revenue was up 12% to $2.5 billion, with organic revenue up 6%, representing solid gains and strengths across key geographies and strategic end markets;

•	GAAP income from continuing operations totaled $5.28 per share;

•	Adjusted EPS from continuing operations increased 20% to $2.02 per share, reflecting strong operational performance; and

•	Adjusted segment operating income increased 21% and margins expanded 100 basis points due to volume and productivity gains.

As shown below, ITT achieved significant total shareholder returns in 2013, as compared to the S&P 400 Capital Goods Index, of which ITT is a member.

During the past two years, the Company has made significant investments in its people, focusing on talent management and building capabilities to grow our own leaders. These investments will enable the Company to identify and develop leaders with a greater focus on effective succession planning. These efforts, combined with the work started in 2013 on creating a healthy, high performing culture, will allow the Company to focus its investment on leaders that will help drive and execute the Company’s strategy.

What is New for 2013 and 2014?

As we considered 2013 and 2014 executive compensation design, we were mindful of the results of the Company’s 2012 and 2013 advisory votes on executive compensation, which resulted in 95% and 94%, respectively, of shareholder votes cast in favor of our proposals.

We remain committed to continuing the best pay practices and pay-for-performance approach to executive compensation that resulted in consistently high positive vote percentages. This commitment is reflected in the following changes introduced in 2013 and 2014.

2013 Changes

•	Annual Incentive Plan

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The Annual Incentive Plan for Executive Officers was changed in 2013 to include an individual goal component. This element was added to provide focus on supporting enterprise initiatives that will create growth and increase shareholder value. For 2013, the primary focus areas were increased attention to talent management and creating strong succession plans for leadership positions, implementation of lean manufacturing practices across our manufacturing facilities, development and execution of an enterprise IT strategy and a focus on other key strategic initiatives.

•	Long-Term Incentives

¡	Beginning with the 2013 grants, we changed our mix of long-term incentive compensation, placing more weight on performance-based awards, which now make up half of our long-term incentive vehicles:

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Also beginning with the 2013 grants, performance units (formerly TSR Units) may vest based on performance against both a relative Total Shareholder Return metric as well as a Return on Invested Capital metric, equally weighted, providing a balance between relative and absolute long-term performance. We will grant and, if earned depending upon performance, settle these performance unit awards in shares following a three-year performance period, which further aligns payouts with stock price performance.

•	Severance

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During 2013 the Compensation and Personnel Committee approved changes to the Senior Executive Severance Pay Plan (excluding the Chief Executive Officer who is covered by a separate employment agreement). The changes were intended to bring ITT’s practices in line with current market practices. Some of the changes made to the plan were reducing the overall cash severance benefits provided to executives from a maximum of two years to one year, providing participants with outplacement assistance for 12 months and eliminating the vesting of equity awards during the severance period. These changes were effective July 1, 2013 for new participants. The existing program will sunset over two years for current participants, upon which time those individuals will be covered under the new terms.

2014 Changes

•	Change of Control Provisions

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Beginning with the Company’s annual grant cycle in March 2014, all long-term incentive awards will now include a “double trigger” provision, consistent with the Company’s other change of control severance benefits, meaning that both a change of control event and termination of an executive’s employment will be required for the acceleration of an executives’ long-term incentive awards to occur. This change reflects a best pay practice and still provides competitive benefits in the event that an executive’s employment is terminated due to a change of control of the Company.

•	Retirement Provisions

¡	Beginning with the Company’s annual grant cycle in March 2014, all long-term incentive awards will now provide continued vesting for retirees that have:

•	attained age 62 with at least 10 years of service; or

•	attained age 65.

Continued vesting will be contingent upon the executive’s adherence to various restrictive covenants. The Company believes that this approach provides additional alignment with shareholders for long-term decision-making by executives nearing retirement and also recognizes long-serving employees.

In this Compensation Discussion and Analysis, we explain the Compensation and Personnel Committee’s executive compensation philosophy, identify the performance objectives for each of our Named Executive Officers, describe all elements of the Company’s executive compensation program, and explain why the Compensation and Personnel Committee selected each compensation component. The Compensation Discussion and Analysis should be read in conjunction with our tabular disclosures regarding the compensation of our NEOs for 2013, which can be found elsewhere in this Proxy Statement under the heading “Compensation Tables.”

Governance and Compensation

We believe that our underlying executive compensation programs are appropriate and effective in motivating and rewarding the behaviors that create long-term shareholder value.

Executive Compensation Philosophy

We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives and maximize their long-term contributions to our success. We provide compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. Our total annual compensation is informed by the median of the competitive market, with experience, performance, critical skills, and the general talent market driving positioning above or below the market median. The Compensation and Personnel Committee looks to both peer companies and published compensation surveys as an important input to understand compensation levels for senior executives.

Key Participants in the Compensation Process

Role of the Compensation and Personnel Committee:    The Compensation and Personnel Committee reviews and approves each of the compensation targets for all of the Company’s executive officers, including its NEOs. The Compensation and Personnel Committee reviewed each compensation element for the CEO and other NEOs, and made the final determination regarding such compensation elements. The Compensation and Personnel Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s long-term incentive grant program, and approves the benefits and perquisites offered to executive officers. Further, the Compensation and Personnel Committee evaluates all compensation programs on an annual basis to ensure that no plans induce or encourage excessive risk-taking by its participants. Pursuant to its charter the Compensation and Personnel Committee may delegate authority to act upon specific matters to a subcommittee.

Role of Management:    During 2013, the Company’s Chief Executive Officer and senior human resources executive made recommendations to the Compensation and Personnel Committee regarding executive compensation actions and incentive awards. The senior human resources executive serves as a liaison between the Compensation and Personnel Committee and Pay Governance, LLC (“Pay Governance”), the Compensation and Personnel Committee’s Independent Compensation Consultant, providing internal data on an as-needed basis so that Pay Governance can provide comparative analyses to the Compensation and Personnel Committee. In 2013, the Company’s human resources, finance and legal departments supported the work of the Compensation and Personnel Committee, by providing information, answering questions and responding to various requests of committee members.

Role of the Independent Compensation Consultant:    In 2013, the Compensation and Personnel Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this proxy statement under the heading “Committees of the Board of Directors.”

Pay Governance attended five of the seven meetings held by the Compensation and Personnel Committee in 2013 and provided the committee with objective expert analyses, assessments, research and recommendations for executive compensation programs, incentives, perquisites, and compensation standards. In this capacity, they provided services that related solely to work performed for, and at the direction of, the Compensation and Personnel Committee, including analysis of material prepared by corporate-level management for the Compensation and Personnel Committee’s review. Pay Governance provided no other services to the Company during 2013.

The total amount of fees paid to Pay Governance for 2013 services to the Compensation and Personnel Committee was $201,463. In addition, the Compensation and Personnel Committee reimburses Pay Governance for reasonable travel and business expenses.

The Compensation and Personnel Committee selected Pay Governance to serve as its Independent Compensation consultant only after assessing the firm’s independence. As part of its independence review, the Compensation and Personnel Committee reviewed the Company’s relationship with Pay Governance and determined that no conflicts of interest existed. The Compensation and Personnel Committee has the sole authority to retain and terminate consultants, including Pay Governance, with respect to compensation matters.

External Benchmarking

In 2013, as in past years, the Compensation and Personnel Committee looked to competitive market compensation data for companies comparable to the Company to establish overall policies and programs that address executive compensation, benefits and perquisites in line with its stated pay philosophy.

For first quarter 2013 pay decisions for the CEO and CFO, the Company used a peer group of 13 companies similar in size, market capitalization and industry to better compare executive compensation market practices among chief executive officers and chief financial officers (the “Representative Peer Group”). The CEO and CFO roles are more easily compared from company to company, taking into account revenue levels between the companies. The 2013 Representative Peer Group consisted of the following companies:

•    Actuant Corporation (ATU)

•    AMETEK, Inc. (AME)

•    Carlisle Companies Incorporated (CSL)

•    Crane Co. (CR)

•    Esterline Technologies Corporation (ESL)

•    Flowserve Corporation (FLS)

•    Gardner Denver, Inc. (GDI)

• Hubbell Incorporated (HUB.B) • IDEX Corporation (IEX) • Robbins & Myers, Inc. (RBN) • Roper Industries, Inc. (ROP) • SPX Corporation (SPW) • Woodward, Inc. (WWD)

The Compensation and Personnel Committee periodically reviews and evaluates this Representative Peer Group to ensure that it remains appropriate. The Compensation and Personnel Committee will change this peer group in 2014 to remove Robbins and Myers, Inc., which was acquired, and Gardner Denver, Inc., which was taken private. In addition, Barnes Group, Inc. (B), Colfax Corporation (CFX), EnPro Industries, Inc. (NPO), Harsco Corporation (HSC) and Nordson Corporation (NDSN) were added to this peer group in 2014, bringing the total size of the peer group to 16 companies for 2014. The peer group was expanded to minimize the impact of 2013 mergers and acquisitions on the size of the Company’s peer group and to meet the Committee’s desire to include additional relevant peers.

The Compensation and Personnel Committee’s review of external market data also included, as the primary reference for the other NEOs (and as a secondary reference for the CEO and CFO), analysis of the Towers Watson Compensation Data Bank (“CDB”) and other compensation survey information provided by Pay Governance. In particular, the Compensation and Personnel Committee’s analysis used a sample of over 100 companies from general industry that were available in the CDB with annual revenue between $1.1 billion and $4.5 billion, in order to provide a representative sample of the Company’s broader market for executive talent (see Exhibit A attached).

Elements of Compensation

NEO Compensation Elements at a Glance

The disclosure of our NEO compensation for 2013 covers the following executive officers, including leaders of certain of our business segments (“Segments”):

•	Denise L. Ramos, Chief Executive Officer and President

•	Aris C. Chicles, Executive Vice President

•	Thomas M. Scalera, Senior Vice President and Chief Financial Officer

•	Robert J. Pagano, Jr., Senior Vice President and President, Industrial Process

•	Neil W. Yeargin, Senior Vice President and President, Interconnect Solutions

The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation and Personnel Committee during the first quarter of every year. NEO direct compensation consists of an annual base salary, an annual incentive in the form of the AIP, and long-term incentive awards, each of which is detailed below:

Compensation Element	Form	Rationale for Providing
Base Salary	Cash	Base salary is a competitive fixed pay element tied to role, experience, and criticality of skills.
Annual Incentive Compensation (AIP)	Cash	The AIP is designed to reward achievement of the enterprise (company), Segments (where applicable) and individual performance. The AIP is structured to emphasize overall performance and collaboration among the Segments. It uses metrics (adjusted earnings per share, adjusted free cash flow, adjusted EBIT margin and adjusted revenue) that are the fundamental short-term drivers of shareholder value. Each NEO also has 10% of their AIP tied to the achievement of individual and team goals.
Long-Term Incentives (LTI)	Stock

The long-term incentive plan is designed to reward performance that drives long-term shareholder value through the use of three-year cliff vesting:

•    Performance Units (50% of LTI mix) provide rewards linked to absolute stock price performance (due to denomination as share units) and can go up or down based on two key measures, equally weighted, and aligned with long-term growth:

•    3-year Relative TSR vs. S&P 400 Capital Goods Index

•    3-year Return on Invested Capital

•    RSUs (25% of LTI mix) link executive compensation to absolute stock price performance, and strengthen retention value.

•    Stock Options (25% of LTI mix) only provide value if there is stock price appreciation.

•    The actual award date of stock options, RSUs and performance units is determined on the date on which the Compensation and Personnel Committee approves these awards. In recent years, this has occurred at the Compensation and Personnel Committee’s regularly scheduled March meeting. Performance units reflect a three-year performance period starting on January 1 of the year in which the Compensation and Personnel Committee approved the performance unit.

The Company also provides benefits and limited perquisites to its NEOs that it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion elsewhere in this Compensation Discussion and Analysis under the heading “Elements of Compensation—Benefits and Perquisites.”

How the Pay Mix Supports Pay-for-Performance Alignment

The Compensation and Personnel Committee believes that these compensation elements work together to provide a reasonable mix of short-term and long-term compensation and fixed and variable compensation to provide alignment of the NEO’s objectives and rewards with the interests of the Company’s shareholders. As an NEO’s scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases in relation to the NEO’s level within the Company. The charts below show this compensation mix for our CEO and other NEOs.

Note:    The information above reflects 2013 base salary, 2013 target bonus, and 2013 target long-term incentive grant value. Calculations exclude the value of special one-time, long-term incentive grants. Short-term compensation is composed of base salary and target bonus. Long-term compensation is composed of target long-term incentive grant value. Fixed compensation is composed of base salary. Variable compensation is composed of target bonus and target long-term incentive grant value.

2013 Base Salary Increases

The Company conducted its annual base salary merit increase process in March 2013.

The Compensation and Personnel Committee reviewed the compensation levels of the NEOs based on the Representative Peer Group and the external survey data. Based on the Compensation and Personnel Committee’s targeted pay positioning, the evaluation of each NEO’s performance, and the external market data on competitive pay levels provided by Pay Governance, the Compensation and Personnel Committee approved the following 2013 NEO salaries, effective March 5, 2013:

Named Executive Officer	2012 Annual Base Salary	2013 Annual Base Salary	Change %
Denise L. Ramos	$850,000	$900,000	6%
Aris C. Chicles	$420,000	$420,000	—
Thomas M. Scalera	$400,000	$408,000	2%
Robert J. Pagano, Jr.	$400,000	$416,000	4%
Neil W. Yeargin	—	$320,000	—

2013 Annual Incentive Plan

For 2013, annual incentive plan payouts averaged 147% of target for the NEOs, reflecting strong Adjusted Cash Flow and Earnings per Share growth. The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation and Personnel Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities and individual performance.

The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We established strong incentives and set aggressive goals for all financial metrics.

Our most senior executive officers’ eligibility to receive AIP awards is first conditioned upon the attainment of a threshold performance metric established by the Compensation and Personnel Committee, which for 2013 was the achievement of an adjusted EBITDA target of 50% of prior year’s EBITDA. Upon satisfaction of this performance threshold, the Compensation and Personnel Committee may exercise negative discretion to determine AIP payments for these individuals in accordance with the performance criteria applied to all other AIP participants. These AIP performance metrics are described below under the heading “2013 AIP Performance Metrics and Weight,” and in 2013 for each NEO they included four financial metrics and an individual component. In 2013, the Compensation and Personnel Committee exercised negative discretion to subject the most senior executive officers to the same performance criteria as all other AIP participants, and to consider each officer’s performance against his or her individual goals.

Under these performance criteria, in order to achieve an AIP payout, the Company must achieve a certain threshold for each of the four financial metrics in order for each performance component to be considered in the calculation. Performance below the threshold performance level results in a zero payout for that particular performance component.

The formula to determine each NEO’s AIP total potential payment is as follows:

2013 AIP Potential Payout =

(Base Salary) x (Target Award Percentage) x (AIP Performance Factor)

Both the individual performance components of the AIP and the overall AIP Award are capped at 200%. The Compensation and Personnel Committee maintains the right to exercise negative discretion when determining AIP awards, but did not exercise negative discretion, or further negative discretion in the case of our NEOs, when determining the 2013 AIP awards under the criteria described below.

2013 AIP Awards Paid in 2014

The 2013 AIP Awards that were paid in March 2014 are as follows:

Named Executive Officer	2013 Target AIP Awards as Percentage of Base Salary	2013 Target AIP Awards	2013 AIP Awards (Paid in First Quarter 2014)	2013 AIP Awards as Percentage of Target (Paid in First Quarter 2014)
Denise L. Ramos	100%	$900,000	$1,449,000	161%
Aris C. Chicles	75%	$315,000	$497,700	158%
Thomas M. Scalera	75%	$306,000	$474,300	155%
Robert J. Pagano, Jr.	50%	$208,000	$289,120	139%
Neil W. Yeargin	50%	$160,000	$195,200	122%

2013 AIP Performance Metrics and Weight

Based on the Company’s 2013 business objectives, the Compensation and Personnel Committee identified five performance metrics for the AIP for the 2013 performance year. The following table shows the weighting assigned to each NEO for each AIP performance metric:

Named Executive Officer	Adjusted Earnings per Share	Adjusted Cash Flow	Adjusted Operating EBIT Margin	Adjusted Revenue	Adjusted Segment Free Cash Flow	Adjusted Segment Operating Margin	Adjusted Segment Revenue	Individual Component
Denise L. Ramos	30%	25%	25%	10%	—	—	—	10%
Aris C. Chicles	30%	25%	25%	10%	—	—	—	10%
Thomas M. Scalera	30%	25%	25%	10%	—	—	—	10%
Robert J. Pagano, Jr.	30%	—	—	—	25%	25%	10%	10%
Neil W. Yeargin	30%	—	—	—	25%	25%	10%	10%

As permitted by the ITT Annual Incentive Plan for Executive Officers, the Compensation and Personnel Committee may exclude the impact of acquisitions, dispositions and other special items in computing AIP awards. The four financial performance metrics applicable to each NEO are therefore non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies. Descriptions of each the performance metrics are as follows:

Metric	Reason for Selection	Details
Adjusted Earnings per Share	Important measure of the value provided to shareholders	Reflects the adjusted non-GAAP earnings per share from continuing operations of the Company. Special items may include, but are not limited to, asbestos-related costs, transformation and repositioning costs, restructuring costs and asset impairment charges, acquisition related expenses, income tax settlements or adjustments and other unusual or infrequent non-operating items. Special items represent charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.
Adjusted Cash Flow and Adjusted Segment Free Cash Flow	Important measure of how the Company converts its net earnings into deployable cash	At the corporate level, Adjusted Cash Flow is a non-GAAP measurement defined as net cash provided by operating activities less cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results that management believes are not related to ongoing operations and performance. At the Segment level, the Company uses the non-GAAP measure Adjusted Segment Free Cash Flow. Adjusted Segment Free Cash Flow is defined as Segment level net cash flow from operating activities, less capital expenditures and adjusted for special items.

Metric	Reason for Selection	Details
Adjusted Operating EBIT Margin and Adjusted Segment Operating Margin	Emphasizes the importance of maintaining healthy margins	Adjusted Operating EBIT Margin is defined as the ratio of adjusted segment operating income, less corporate expenses, over adjusted revenue. Adjusted Segment Operating Margin is defined as the ratio of adjusted segment operating income over adjusted revenue. Adjustments include, but are not limited to, the impact of unbudgeted acquisitions and divestitures and special items.
Adjusted Revenue and Adjusted Segment Revenue	Reflects the Company’s emphasis on growth	Adjusted Revenue is defined as reported GAAP revenue excluding the impact of foreign currency fluctuations and the impact from acquisitions and divestitures made in the last 12 months. Adjusted Segment Revenue is Adjusted Revenue, calculated at the segment level.
Individual Component	Provides focus on supporting enterprise initiatives that will create growth and increase shareholder value	Each NEO establishes several personal or team goals related to Company initiatives or Segment initiatives that are aligned with the strategy of the business and the goals of the CEO. For 2013, the primary focus areas that were established at the start of the performance period were increased attention to talent management and creating strong succession plans for leadership positions, implementation of lean manufacturing practices across our manufacturing facilities, development and execution of an enterprise IT strategy and a focus on other key strategic initiatives. The Compensation and Personnel Committee and the Chief Executive Officer will evaluate achievement of these goals and assign payout percentages.

AIP 2013 Performance Targets and Results

Corporate Performance Targets: The Adjusted EPS, Adjusted Cash Flow, Adjusted Operating EBIT Margin and Adjusted Revenue targets were based on the Company’s 2013 business plan. The Compensation and Personnel Committee reviewed the business plan with management to ensure that the targets were appropriate. The Compensation and Personnel Committee determined that the achievement of the combination of financial goals would be challenging and reflect strong performance. The table below sets forth the target and actual results for each 2013 AIP financial performance metric at the corporate level.

Corporate Financial Performance Targets

Metric	2013 Target	2013 Results	2013 Payout
Adjusted Earnings per Share	$1.85	$2.02	160.7%
Adjusted Cash Flow	$168.4M	$203.3M	200.0%
Operating EBIT Margin	10.7%	11.2%	133.1%
Adjusted Revenue	$2,452.0M	$2,495.6M	117.8%

Segment Performance Targets: For Mr. Pagano (Industrial Process) and Mr. Yeargin (Interconnect Solutions), the Compensation and Personnel Committee considers the segment performance targets to reflect strong performance.

Segment Financial Performance Targets

Metric	2013 Target	2013 Results	2013 Payout
Adjusted Segment Operating Margin (Industrial Process)	11.4%	12.1%	140.1%
Adjusted Segment Operating Margin (Interconnect Solutions)	8.3%	8.5%	117.7%
Adjusted Segment Revenue (Industrial Process)	$1,158.2M	$1,115.3M	87.6%
Adjusted Segment Revenue (Interconnect Solutions)	$388.7M	$399.3M	127.2%

The Company does not report on the Adjusted Segment Free Cash Flow metric, as disclosing this specific target would result in competitive harm to the Company in that it may inform competitors and other parties as to the basis for future business decisions and provide insights into the Company’s confidential planning process and strategies.

2013 Long-Term Incentive Compensation

In 2013, long-term incentives were allocated as follows:

•	50% was granted in performance units calculated at target payment amount;

•	25% was granted in RSUs calculated at grant date fair value; and

•	25% was granted in stock options calculated using a valuation model consistent with accounting expense.

The following table shows the value of the long-term incentive award grants made to NEOs in March 2013 as part of the Company’s regular annual compensation process. These long-term incentive values were determined, taking into account base pay and annual incentive values, in developing market competitive total compensation levels and an appropriate mix of fixed vs. variable and short-term vs. long-term incentives. These values also considered each NEO’s role, potential long-term contribution, performance, experience, and skills.

Named Executive Officer	Performance Unit Awards (Target Award)	RSUs	Stock Options	Total
Denise L. Ramos	$1,402,500	$701,250	$701,250	$2,805,000
Aris C. Chicles	$315,000	$157,500	$157,500	$630,000
Thomas M. Scalera	$306,000	$153,000	$153,000	$612,000
Robert J. Pagano, Jr.	$208,000	$104,000	$104,000	$416,000
Neil W. Yeargin	$160,000	$80,000	$80,000	$320,000

Special Grants in 2013

In addition to the above long-term incentive awards, three NEOs also received the following special grants, which are not reflected in the table above:

•

Mr. Chicles received a one-time grant of $250,000 in RSUs to provide additional retention incentive and to reflect his unique multi-dimensional role at ITT, which encompasses IT strategy, corporate development, communications, human resources and ITT Management Systems, as well as his involvement with developing and implementing the Company’s long-term strategy.

•

Mr. Pagano received a one-time grant of $100,000 in RSUs to provide additional retention incentive and to reflect his leadership in closing the acquisition of Bornemann Pumps, a significant acquisition for the Company.

•

Mr. Yeargin received a one-time grant of $232,812 in RSUs pursuant to the terms in his letter of employment, in order to provide a recruitment incentive for an important new hire to lead one of the Company’s key business units.

The Company’s long-term incentive awards take a portfolio approach by using three distinct vehicles, each addressing long-term shareholder value alignment in different ways. The Compensation and Personnel Committee believes these three types of awards in combination provide strong shareholder alignment, retention value, and the opportunity to leverage awards up and down consistent with absolute and relative stock price performance, as well as Company performance over the long term.

Performance Unit Awards (formerly TSR Unit Awards).    Performance units are settled in shares after a three-year performance vesting period, with performance tied equally to the Company’s Return on Invested Capital (ROIC) and the Company’s three-year total shareholder return (TSR) performance relative to the performance of the S&P 400 Capital Goods Index, of which ITT is a member. The number of shares delivered can range from zero to 200% of the units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. Performance units therefore provide alignment with absolute stock performance, relative stock performance, Company performance, and potential retention value.

Measuring TSR performance:

•

The Company’s performance is measured by comparing the Company’s average closing stock price for the month of December prior to the start of the three-year performance cycle, to the Company’s average closing stock price for the month of December that concludes the three-year performance cycle, including adjustments for dividends and extraordinary payments.

•

Payment, if any, for stock awards generally is made following the end of the applicable three-year performance period and is based on the Company’s performance measured against the TSR performance of the TSR Performance Index. There are up to three outstanding performance unit awards at any time. Consistent with market practice, payouts are made at the target for median performance with upward and downward adjustments for performance above and below median, respectively.

If Company’s Relative Total Shareholder Return Performance is:	Payout Factor for TSR Component of Performance Unit Award
less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at the 80th percentile or more	200%

Measuring ROIC performance:

•

In 2013, the Company established threshold, target and maximum ROIC metrics for the three-year performance period from 2013 through 2015. The threshold, target and maximum ROIC metrics were 10.0%, 11.0% and 12.0% respectively. The Company will need to maintain ROIC improvement at a faster growth rate than its peers in order to achieve the target ROIC metric. The ROIC metrics account for the fact that the Company’s ROIC at the beginning of the three-year performance period was lower than its peers due to the Company’s balance sheet after the Spin Transaction (as defined below under “Benefits and Perquisites”).

•

The performance goals are designed to be appropriately challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The level of performance required to attain a threshold payout is generally set at a level of performance where the Compensation and Personnel Committee believes that a significantly reduced incentive payment is appropriate and below which no payout is appropriate. The level of performance to attain the target payout is designed to be reasonably challenging. The level of performance to attain a maximum payout is generally set at a level of performance that the Compensation and Personnel Committee deems exceptional.

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Payment, if any, of stock awards generally are made following the end of the applicable three-year performance period and are based on the ROIC achieved during the final year of the performance period.

Restricted Stock Units.    RSUs are settled in shares after a three-year vesting period and so provide alignment with stock performance, and retention value. RSUs granted to international employees are settled in cash rather than shares, for local income tax purposes. Grants of RSUs provide NEOs with stock ownership of unrestricted shares after the restrictions lapse. NEOs receive RSU awards because, in the judgment of the Compensation and Personnel Committee and based on management recommendations, these individuals are in positions most likely to influence the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Compensation and Personnel Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards and awards contemplated for new employees as part of employment offers. The CEO has the authority to grant RSUs to employees in certain situations. These grants are reviewed by the Compensation and Personnel Committee at its next scheduled meeting. RSUs do not grant dividend or voting rights to the holder over the vesting period; dividend equivalents are accrued and paid on the vesting date. In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms as determined by the Compensation and Personnel Committee.

Stock Options.    Stock options provide the right to buy Company stock in the future at a price equal to the stock’s value on the date granted, which is the stock option exercise price. Stock options have a 10-year term and require a three-year vesting period of continuous employment before becoming fully exercisable (generally vesting one-third per year over the three-year period for employees other than executive officers), and so provide alignment with long-term stock price growth, and potential retention value. Non-qualified stock option terms were selected after the Compensation and Personnel Committee’s review and assessment of the CDB and consideration of terms best suited to the Company.

For each of our NEOs, non-qualified stock options do not vest until three years after the award date. This delayed vesting is referred to as “three-year cliff vesting.” This vesting schedule prohibits early option exercises, and focuses senior executives on the Company’s long-term value creation goals.

In 2013, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model, a financial model used to determine the value of stock options. This model applies a binomial approach to discrete time periods to value the option to purchase a share of stock.

Key elements of the non-qualified stock options granted in 2013 were as follows:

•	Exercise Price:

¡	The option exercise price of stock options awarded is the NYSE closing price of the Company’s common stock on the date the award is approved by the Compensation and Personnel Committee.

¡	For stock options granted to new executives, the exercise price of approved stock option awards is the closing price on the grant date, generally the first of the month following employment.

¡

The Omnibus Incentive Plan prohibits the repricing of, or exchange of, stock options and stock appreciation rights that are priced below the prevailing market price with lower-priced stock options or stock appreciation rights without shareholder approval, except in the event of an equity restructuring.

•	Vesting Schedule:

¡

Three-year cliff vesting is required for executives at the level of senior vice president or above, while stock options vest in one-third cumulative annual installments for executives below the senior vice president level.

¡	Stock options cannot be exercised prior to vesting.

•	Option Term and Exercise Period:

¡	Stock options awarded between 2005 and 2009 expire seven years after the grant date. Stock options awarded before 2005 or after 2009 expire 10 years after the grant date.

¡

There may be adjustments to the post-employment exercise period of a stock option grant if an employee’s tenure with the Company is terminated due to death, disability, retirement or termination by the Company other than for cause, provided that any post-employment exercise period cannot exceed the original expiration date of the stock option.

Benefits and Perquisites

All of the NEOs are eligible to participate in the Company’s broad-based U.S. employee benefits program. The program includes the ITT Corporation Retirement Savings Plan, which provides before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. Prior to the Spin Transaction, employees also participated in a pension program. In October 2011, ITT completed a separation by spinning off our defense and water businesses, to establish a new diversified global, multi-industrial company (the “Spin Transaction”).

All of the NEOs together with most of the Company’s other salaried employees who work in the United States, participate in the ITT Corporation Retirement Savings Plan (previously called the ITT Corporation Retirement Savings Plan for Salaried Employees), a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis and/or on an after-tax basis. The Company makes a core contribution of three or four percent of pay to the plan for all eligible employees, and matches 50% of employee contributions, up to six percent of pay. The core contribution is three percent for employees whose age plus service is less than 50, and four percent for employees whose age plus service is at least 50. In addition, employees who were participating in the ITT Salaried Retirement Plan at the time it was frozen, as described below, and whose age and service is at least 60 may be eligible for up to five years of transition employer contributions following the Spin Transaction. Prior to the Spin Transaction, the floor contribution was one-half of one percent and all contributions were based on base salary only; since October 31, 2011, the plan considers salary and bonus as eligible pay.

The Company provides only those perquisites that it considers to be reasonable and consistent with competitive practice. Perquisites available for NEOs include a car allowance up to $1,300 per month and financial and estate planning reimbursement of up to $1,250 per month. Since 2011, the Company has not provided any tax gross-up for personal income taxes due on these perquisites.

Amounts reported as perquisites also include reimbursement of certain relocation-related expenses. In 2013, the Company reimbursed Mr. Yeargin for expenses associated with his relocation to

California, including, but not limited to, the financial loss on the sale of his home in the St. Charles, Illinois area, closing costs, temporary living expenses, movement of physical goods, attorney’s fees and home visits prior to his move to California. The Company also provided him with a tax equalization payment related to his relocation, which provided him with the same after-tax income as he would have received had he not relocated at the request of the Company. No further relocation assistance is owed to Mr. Yeargin. The Company hired Mr. Yeargin in early 2013 to lead one of the Company’s key business units, and substantial relocation assistance was provided as a recruitment incentive for an important new hire. The Company is committed to only providing special relocation assistance when there is a compelling business need to do so. As noted in the Executive Summary, the Company is making significant investments in its people, focusing on talent management and building capability to grow our own leaders. These investments will enable the Company to identify and develop leaders with a greater focus on effective succession planning.

Other Compensation and Benefits

CEO Compensation and Employment Agreement

Ms. Ramos has an employment agreement with the Company that governs the terms of her employment. The agreement was entered into on October 31, 2011 and does not have a stated expiration date. Ms. Ramos’ initial compensation as Chief Executive Officer and President of the Company consisted of a minimum base salary of $850,000, an AIP target incentive payment of 100% of base salary (beginning with the 2012 fiscal year) and a Long-Term Incentive Award target value of $2,800,000. Ms. Ramos’ compensation for 2013 is set forth under the heading “Executive Summary.”

If the Company terminates her employment other than for cause (as defined in her employment agreement) and other than as a result of her death or disability, in any case prior to her normal retirement date, Ms. Ramos will, subject to certain conditions and limitations set forth in her employment agreement, be entitled to severance pay in an amount equal to two times the sum of her then-current annual base salary and target annual incentive payable in installments over 24 months and will also be entitled to receive certain benefits during that time. The terms of her employment agreement were described in the amended Current Report on Form 8-K filed on October 17, 2011.

Post-Employment Compensation

Deferred Compensation Plan.    All of our NEOs are eligible to participate in the ITT Deferred Compensation Plan. This plan provides executives an opportunity to defer receipt of between 2% and 90% of any AIP awards they earn. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the Deferred Compensation Plan as selected by the executive. Participants in the Deferred Compensation Plan may elect a fund that tracks the performance of the Company’s common stock.

Frozen Plans

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ITT Salaried Retirement Plan. Until October 31, 2011, most of the Company’s salaried employees who work in the United States participated in the ITT Salaried Retirement Plan. Under the plan, participants could elect, on an annual basis, to be covered by either a Traditional Pension Plan (described elsewhere in this Proxy Statement under the heading “Compensation Tables—The Company’s Pension Benefits”) or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a tax-qualified plan, which provided a base of financial security for employees after they cease working. The ITT Salaried Retirement Plan was transferred to Exelis Inc., our defense business that was spun off in the Spin Transaction, by the Company, effective on October 31, 2011, and both service credit and accrued benefits were frozen as of that date, and certain participants are eligible to receive transition employer contributions into the ITT Corporation Retirement Savings Plan.

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ITT Excess Pension Plan. Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, the Company established, and until October 31, 2011 maintained, a non-qualified, unfunded excess pension plan solely to pay retirement benefits that could not be paid from the ITT Salaried Retirement Plan. All of our NEOs (other than Mr. Yeargin) participated in this plan. Benefits under the ITT Excess Pension Plan were generally paid directly by the Company. Participating officers with excess plan benefits had the opportunity to make a one-time election prior to December 31, 2008 to receive their excess benefit earned under the Traditional Pension Plan formula in a single discounted lump-sum payment or as an annuity. An election of a single-sum payment was only effective if the officer met the requirements for early or normal retirement benefits under the plan; otherwise, the excess benefit earned under the Traditional Pension Plan formula would be paid as an annuity. Since the ITT Excess Pension Plan is an unfunded obligation of the Company, in the event of a change of control, any excess plan benefit would become immediately payable, subject to any applicable Section 409A restrictions with respect to form and timing of payments, and would be paid in a single discounted sum. The single-sum payment provision provides executives the earliest possible access to the funds in the event of a change of control, and avoids leaving unfunded pension payments in the hands of the acquirer. The ITT Excess Pension Plan was transferred to Exelis Inc. by the Company, effective on the date of the Spin Transaction, and both service credit and accrued benefits were frozen as of that date, and certain participants are eligible to receive transition employer contributions into the ITT Corporation Retirement Savings Plan.

Severance Plan Arrangements

The Company maintains severance arrangements for most of its senior executives, including all of the NEOs. These arrangements are broken out into two plans, one covering most severance circumstances (the Senior Executive Severance Pay Plan), and the other covering severance following a change-in-control event (the Special Senior Executive Severance Pay Plan). These plans were originally established in 1984 and are regularly reviewed by the Compensation and Personnel Committee.

The purpose of the Senior Executive Severance Pay Plan is to provide a period of transition for senior executives. The Senior Executive Severance Pay Plan applies to all NEOs other than Ms. Ramos, whose severance terms are covered under her employment agreement. Senior executives who are U.S. citizens or who are employed in the United States are covered by this plan. The plan generally provides for severance payments if the Company terminates a senior executive’s employment without cause. During 2013, the Compensation and Personnel Committee considered changes to the Senior Executive Severance Pay Plan. The changes were intended to bring ITT’s practices in line with current competitive practices. Some of the changes made to the plan were reducing the overall cash severance benefits provided to executives from a maximum of two years to one year, providing participants with outplacement assistance for 12 months and eliminating the vesting of equity awards during the severance period. These changes were effective July 1, 2013 for new participants. The existing program will sunset over two years for executives, upon which time those individuals will be covered under the new terms.

The purpose of the Special Senior Executive Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined under the heading “Potential Post-Employment Compensation—Change of Control Arrangements”) including a change of control. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments in the case of an acceleration event.

These plans, including the potential post-employment payments that our NEOs would receive pursuant to these plans, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading “Potential Post-Employment Compensation.” The severance plans apply to the Company’s key employees as defined by Section 409A. The Company’s severance plan arrangements are not considered in determining other elements of compensation.

Policies

The Role of Risk and Risk Mitigation

In 2013, the Compensation and Personnel Committee evaluated risk factors associated with the Company’s businesses in determining compensation structure and pay practices. The structure of the Board of Directors’ Committees facilitates this evaluation and determination. More specifically, during 2013, the Chair of the Compensation and Personnel Committee was a member of the Audit Committee. This membership overlap provides insight into the Company’s business risks and affords the Compensation and Personnel Committee access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Compensation and Personnel Committee. The Chief Executive Officer and President, and the Senior Vice President and Chief Financial Officer, attend those portions of the Compensation and Personnel Committee meetings at which plan features and design configurations of the Company’s annual and long-term incentive plans are considered and approved.

We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value. The following features of our executive compensation program especially contribute to the achievement of this goal:

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Emphasis on Long-Term Compensation.    By targeting long-term incentive compensation at 44% to 61% of our NEOs’ total compensation package, the Compensation and Personnel Committee believes that it is encouraging strategies that correlate with the long-term interests of the Company. The Company’s long-term incentive awards, described elsewhere in this Compensation Discussion and Analysis under the heading “Elements of Compensation—2013 Long-Term Incentive Compensation,” feature a three-year vesting threshold for senior vice presidents and 10-year stock option terms, encouraging behavior focused on long-term value creation. Performance unit awards focus on three-year stock price performance and improvement in three-year Return on Invested Capital, encouraging behavior focused on long-term goals while discouraging behavior focused on short-term risks.

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Pay Mix.    20% to 35% of total target compensation is fixed for NEOs while the remaining total compensation is tied to performance, consistent with the Company’s pay-for-performance philosophy. As scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases in relation to the level within the Company. The Company’s incentive design provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.

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Clawback Policy.    In 2008, the Company, upon the recommendation of the Compensation and Personnel Committee, adopted a policy that provides for recoupment of performance-based compensation if the Board of Directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. In such a situation, the Board will review all compensation awarded to or earned by that senior executive on the basis of the Company’s financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board’s view, the compensation related to the Company’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The NEOs are covered by this policy.

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Required Executive Stock Ownership.    NEOs are required to own Company shares or share equivalents with a value equal to a multiple of their base salary, as discussed in more detail below. We believe this requirement aligns their interests with the interests of the Company’s shareholders and also discourages behavior that is focused only on the short-term.

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Prohibition Against Speculating in Company Stock and Hedging.    The Company has a policy prohibiting employees from hedging and speculative trading in and out the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options.

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Rule 10b5-1 Trading Plans.    ITT’s Board of Directors has authorized the use by executive officers of prearranged trading plans under Rule 10b5-1 of the Exchange Act. Rule 10b5-1 permits insiders to adopt predetermined plans for selling specified amounts of stock or exercising stock options under specified conditions and at specified times. Executive officers may only enter into a trading plan during an open trading window and they must not possess material nonpublic information regarding the Company at the time they adopt the plan. Using trading plans, insiders can diversify their investment portfolios while avoiding concerns about transactions occurring at a time when they might possess material nonpublic information. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Both new plans and modifications are subject to a mandatory “waiting period” designed to safeguard the plans from manipulation or market timing. All trading plans adopted by executive officers are reviewed and approved by the Company’s Legal Department.

Executive Stock Ownership Guidelines

The Company maintains stock ownership guidelines for all of its executive officers, including the NEOs. Executive officers have five years in order to meet the guidelines.

Share ownership guidelines for officers specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The guidelines specify expected share ownership levels expressed as a multiple of base salary, as set forth below. In achieving these ownership levels, shares owned outright, Company restricted stock and RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Corporation Retirement Savings Plan, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan are considered.

To attain the ownership levels set forth in the guidelines, any restricted shares that become unrestricted and all shares acquired through the exercise of stock options will be held, except, in all cases, to the extent necessary to meet tax and exercise price obligations.

Both the guidelines, and compliance with the guidelines, are monitored periodically. Company officers are afforded a reasonable period of time to meet the guidelines.

CEO	5 X Annual Base Salary
CFO and EVP	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Selected Vice Presidents	1 X Annual Base Salary

As of the date of this Proxy Statement, all NEOs either have met the guidelines, or are on track to meet the guidelines.

Considerations of Tax and Accounting Impacts

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and the three other highest-paid NEOs, other than the Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our AIP awards as well as awards under our long-term incentive program are intended to qualify as performance-based compensation deductible under Section 162(m).

However, the Compensation and Personnel Committee realizes that evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interests of the Company and its shareholders and, therefore, desirable. In those situations where discretion is used, awards may be structured in ways that will not permit them to qualify as performance-based compensation under Section 162(m).

The Company’s plans are intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable.

CEO Compensation Decisions

Pay Decisions for the CEO Following 2012

The Company’s executive compensation philosophy ties a substantial percentage of CEO compensation to business performance and stock price performance. In the first quarter of each year, the Compensation and Personnel Committee meets to determine CEO pay decisions for base, annual incentive, and new long-term incentive grants reflecting both prior year performance and appropriate positioning versus the representative peer group. The following table displays the decisions made in the first quarter of 2013 and rationale:

	First Quarter 2013 Decisions (following 2012 performance)	Decision Driver for First Quarter 2013 Decisions
Base Salary	$900,000	Ms. Ramos’ base salary was increased $50,000 to $900,000 based on her leadership in increasing shareholder value, focusing on infrastructure and building a platform for continued future growth, as well as completing the strategic acquisition of Bornemann Pumps in the fourth quarter of 2012.
Annual Incentive Plan (AIP)	$978,350	The Company exceeded its financial targets, resulting in AIP payouts of 115% of target based on increases in earnings per share, cash flow and revenue growth. The Company also met its operating margin targets. These metrics are fundamental to the growth in shareholder value, which was 23% in 2012.
Long-Term Incentives (LTI)	$2,805,000	LTI grant value remained the same as in 2012 reflecting the fact that Ms. Ramos had been in the CEO role for just over one year.
Total Direct Compensation (TDC)	$4,683,350

Note:    The totals above reflect the first quarter 2013 AIP payout based on 2012 performance, and first quarter 2013 decisions with respect to salary and long-term incentive compensation. The salary total above differs from what is displayed in the Summary Compensation Table which appears later in this Proxy Statement because the new salary did not become effective until March 2013.

Pay Decisions for the CEO Following 2013

The following table displays the decisions made in the first quarter of 2014 and rationale:

	First Quarter 2014 Decisions (following 2013 performance)	Decision Driver for First Quarter 2014 Decisions
Base Salary	$950,000	Ms. Ramos’ base salary was increased $50,000 to $950,000 based on her leadership in driving strong operating performance, substantially increasing shareholder value, and building a platform for continued future growth, as well as to achieve closer alignment with market benchmarks.
Annual Incentive Plan (AIP)	$1,449,000	The Company significantly exceeded its financial targets, resulting in a 2013 AIP payout for Ms. Ramos of 161% of target based on significant increases in earnings per share, cash flow, operating margins and revenue growth. These metrics are fundamental to the growth in shareholder value, which was substantial in 2013 at 87%. Ms. Ramos was also recognized for her performance related to personal and team goals associated with strategic initiatives. Ms. Ramos’ AIP target for 2014 remains at 100% of base salary.
Long-Term Incentives (LTI)	$3,500,000	LTI grant value increased from $2,805,000 to $3,500,000 reflecting Ms. Ramos’ strong leadership, proven financial and operational results and continued focus on increasing long-term shareholder value, as well as to achieve closer alignment with market benchmarks.
Total Direct Compensation (TDC)	$5,899,000

Note:    The totals above reflect the first quarter 2014 AIP payout based on 2013 performance, and first quarter 2014 decisions with respect to salary and long-term incentive compensation.

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Comp(3)	Change in Pension Value and Non-qualified Deferred Comp Earnings(4)	All Other Comp(5)	Total
Denise L. Ramos	2013	$890,384	$—	$2,320,489	$712,847	$1,449,000	$—	$114,504	$5,487,224
Chief Executive	2012	850,000	—	1,870,000	935,000	978,350	109,444	30,528	4,773,322
Officer & President	2011	640,788	20,000	3,158,816	2,965,014	687,500	265,992	51,443	7,789,553
Aris C. Chicles	2013	420,000	—	771,182	160,111	497,700	—	66,118	1,915,111
Executive Vice	2012	420,000	—	420,000	210,000	542,565	63,892	29,192	1,685,649
President	2011	365,385	7,500	1,010,543	949,151	483,500	129,839	35,785	2,981,703
Thomas M. Scalera	2013	406,461	—	506,281	155,541	474,300	—	43,834	1,586,417
Chief Financial Officer	2012	381,246	—	400,000	200,000	460,300	13,715	24,994	1,480,255
	2011	289,800	1,850	445,763	433,008	296,800	34,941	12,840	1,515,002
Robert J. Pagano, Jr.	2013	412,923	—	444,143	105,747	289,120	—	53,265	1,305,198
President, Industrial	2012	400,000	—	266,633	133,333	388,000	295,425	17,023	1,500,414
Process	2011	355,273	7,072	564,697	596,532	376,100	460,899	1,294,205	3,654,778
Neil W. Yeargin President, Interconnect Solutions	2013	276,923	—	497,557	81,342	195,200	—	1,324,925	2,375,947

(1)	Amounts in this column include the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 for performance unit awards and RSUs. A discussion of RSUs, performance unit awards and assumptions used in calculating these values may be found in Note 18 to the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K.

(2)	Amounts in this column include the aggregate grant date fair value of non-qualified stock option awards in the year of grant based on a binomial lattice valuation. A discussion of assumptions relating to stock option awards may be found in Note 18 to the Consolidated Financial Statements in the Company’s 2013 Form 10-K. The 2011 amounts for Ms. Ramos, Mr. Chicles, Mr. Scalera and Mr. Pagano include one-time stock option modification expenses of $334,686, $128,555, $36,780 and $164,019, respectively. As previously disclosed, in connection with the Spin Transaction, the Compensation and Personnel Committee approved a conversion of all unvested restricted stock, unvested RSUs and unexercised stock option awards. This conversion resulted in a one-time modification expense related to previously granted stock options, as required under ASC Topic 718.

(3)	As described in the “2013 Annual Incentive Plan” section of the Compensation Discussion and Analysis on pages 40-43 of this Proxy Statement, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year, paid in March of the subsequent year (to the extent not deferred by the executive). See “2013 Nonqualified Deferred Compensation Table” for amounts deferred by NEOs.

(4)	The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the representative dates using a discount rate of 4.75% for December 31, 2011 and 4.09% for December 31, 2012 and 4.78% for December 31, 2013 (corresponding to the discount rates used for the ITT Salaried Retirement Plan). No NEO received preferential or above-market earnings on deferred compensation. Below is the actual change in pension value for each NEO from December 31, 2012 to December 31, 2013:

Named Executive Officer	ITT Salaried Retirement Plan	ITT Excess Pension Plan	Total
Denise L. Ramos	$(9,447)	$(41,788)	$(51,235)
Aris C. Chicles	(12,343)	(22,817)	(35,160)
Thomas M. Scalera	(4,719)	(3,481)	(8,200)
Robert J. Pagano, Jr.	(71,291)	(76,468)	(147,759)
Neil W. Yeargin	—	—	—

Assumptions used to calculate the above amounts can be found immediately after the 2013 Pension Benefits table. Mr. Yeargin was hired after October 31, 2011, the date on which the plans were frozen. As amounts represent a decrease in value, such amounts have not been included in the Summary Compensation Table.

(5)	Amounts in this column for 2013 represent items specified in the All Other Compensation Table.

All Other Compensation Table

	Executive Perquisites				All Other Compensation
Named Executive Officer	Financial Counseling(1)	Auto Allowance(2)	Relocation Expense(3)	Total Perquisites	Tax Reimbursements(4)	Group Life Insurance(5)	Retirement Plan Contributions(6)	Total All Other Compensation
Denise L. Ramos	$9,000	$15,600	$—	$24,600	$—	$4,336	$85,568	$114,504
Aris C. Chicles	12,567	15,600	—	28,167	—	1,021	36,930	66,118
Thomas M. Scalera	—	15,600	—	15,600	—	428	27,806	43,834
Robert J. Pagano, Jr.	—	15,600	—	15,600	—	1,002	36,663	53,265
Neil W. Yeargin	—	13,800	663,184	676,984	646,918	392	631	1,324,925

(1)	Amounts represent financial and estate planning services fees paid during 2013.

(2)	Semi-monthly auto allowances are provided to a range of executives, including the NEOs.

(3)	The amount presented for Mr. Yeargin includes amounts paid to compensate Mr. Yeargin for expenses associated with his relocation to California, including, but not limited to, the financial loss on the sale of his home in the St. Charles, Illinois area, closing costs, temporary living expenses, movement of physical goods, attorney’s fees and home visits prior to his move to California. No further relocation assistance is owed to Mr. Yeargin.

(4)	The amount presented for Mr. Yeargin reflects a tax equalization payment related to his relocation as described in Note 3 above, which provides him with the same after-tax income as he would have received had he not relocated at the request of the Company.

(5)	Amounts include taxable group term-life insurance premiums attributable to each NEO.

(6)	Amounts represent the Core and Match contributions under the ITT Supplemental Retirement Savings Plan for Salaried Employees (wherein earnings are credited to the accumulated savings under the plan).

Grants of Plan-Based Awards in 2013

The following table provides information about 2013 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2013 AIP) and estimated future payouts under 2013 equity incentive plan awards, which consist of potential payouts related to the performance unit target award granted in 2013 for the 2013-2015 performance period. Also provided is the number of shares underlying all other stock and option awards, composed of RSU and non-qualified stock option awards. The table also provides the exercise price of the non-qualified stock option awards, reflecting the closing price of the Company’s common stock on the grant date and the grant date fair value of each equity award computed under FASB ASC Topic 718. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis and include the AIP, performance unit awards, RSU awards, and non-qualified stock options awards.

Name	Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value- Equity Incentive Plan Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Denise L. Ramos	03/05/2013	03/05/2013	450,000	900,000	1,800,000
	03/05/2013	03/05/2013				27,436	54,871	109,742				1,619,243
	03/05/2013	03/05/2013							26,205			701,246
	03/05/2013	03/05/2013								105,295	26.76	712,847
Aris C. Chicles	03/05/2013	03/05/2013	157,500	315,000	630,000
	03/05/2013	03/05/2013				6,162	12,324	24,648				363,681
	03/05/2013	03/05/2013							15,228			407,501
	03/05/2013	03/05/2013								23,650	26.76	160,111
Thomas M. Scalera	03/05/2013	03/05/2013	153,000	306,000	612,000
	03/05/2013	03/05/2013				5,986	11,972	23,944				353,294
	03/05/2013	03/05/2013							5,717			152,987
	03/05/2013	03/05/2013								22,975	26.76	155,541
Robert J. Pagano, Jr.	03/05/2013	03/05/2013	104,000	208,000	416,000
	03/05/2013	03/05/2013				4,069	8,138	16,276				240,152
	03/05/2013	03/05/2013							7,623			203,991
	03/05/2013	03/05/2013								15,620	26.76	105,747
Neil W. Yeargin	03/05/2013	03/05/2013	80,000	160,000	320,000
	03/05/2013	03/05/2013				3,130	6,260	12,250				184,733
	03/05/2013	03/05/2013							11,690			312,824
	03/05/2013	03/05/2013								12,015	26.76	81,342

(1)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the Company’s AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Zero payment is possible for below threshold performance.

(2)	Amounts reflect the threshold, target and maximum unit levels, respectively, if an award payout is achieved under the Company’s performance unit awards. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The performance unit target award is computed based upon the applicable range of net estimated payments denominated in units where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target.

(3)	Amounts reflect the number of RSU awards granted in 2013 to the NEOs.

(4)	Amounts reflect the number of non-qualified stock options granted in 2013 to the NEOs.

(5)	The stock option exercise price for non-qualified stock options granted in 2013 was the closing price of ITT common stock on the date the non-qualified stock options were granted.

(6)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for performance unit awards, RSU awards, and non-qualified stock option awards granted to the NEOs in 2013. A discussion of assumptions relating to stock option awards may be found in Note 18 to the Consolidated Financial Statements in the Company’s 2013 Form 10-K.

Outstanding Equity Awards at 2013 Fiscal Year End

		Option Awards					Stock Awards
Name	Grant Date (mm/dd/yyyy)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Denise L. Ramos	03/05/2009	80,724	—	—	12.39	03/05/2016	—	—	—	—
	03/05/2010	71,590	—	—	19.97	03/05/2020	—	—	—	—
	03/03/2011	—	89,643	—	21.53	03/03/2021	24,410	1,059,882	—	—
	11/07/2011	201,730	100,864	—	20.28	11/07/2021	103,550	4,496,141	—	—
	03/08/2012	—	136,100	—	22.80	03/08/2022	41,009	1,780,611	—	—
	03/05/2013	—	105,295	—	26.76	03/05/2023	26,205	1,137,821	27,436	1,191,271
Aris C. Chicles	03/05/2010	24,163	—	—	19.97	03/05/2020	—	—	—	—
	03/03/2011	—	32,217	—	21.53	03/03/2021	8,771	380,837	—	—
	11/07/2011	60,519	30,259	—	20.28	11/07/2021	31,065	1,348,842	—	—
	03/08/2012	—	30,570	—	22.80	03/08/2022	9,211	399,942	—	—
	03/05/2013	—	23,650	—	26.76	03/05/2023	15,228	661,200	6,162	267,554
Thomas M. Scalera	03/07/2007	4,286	—	—	21.64	03/07/2014	—	—	—	—
	03/10/2008	5,438	—	—	19.82	03/10/2015	—	—	—	—
	03/05/2009	8,868	—	—	12.39	03/05/2016	—	—	—	—
	03/05/2010	7,019	—	—	19.97	03/05/2020	—	—	—	—
	03/03/2011	6,205	3,105	—	21.53	03/03/2021	2,288	99,345	—	—
	11/07/2011	33,286	16,642	—	20.28	11/07/2021	17,086	741,874	—	—
	03/08/2012	—	29,115	—	22.80	03/08/2022	8,772	380,880	—	—
	03/05/2013	—	22,975	—	26.76	03/05/2023	5,717	248,232	5,986	259,912
Robert J. Pagano, Jr.	03/05/2009	33,851	—	—	12.39	03/05/2016	—	—	—	—
	03/05/2010	25,171	—	—	19.97	03/05/2020	—	—	—	—
	03/03/2011	16,538	8,271	—	21.53	03/03/2021	6,103	264,992	—	—
	11/07/2011	28,819	14,409	—	20.28	11/07/2021	14,793	642,312	—	—
	03/08/2012	—	19,410	—	22.80	03/08/2022	5,848	253,920	—	—
	03/05/2013	—	15,620	—	26.76	03/05/2023	7,623	330,991	4,069	176,675
Neil W. Yeargin	03/05/2013	—	12,015	—	26.76	03/05/2023	11,690	507,580	3,130	135,905

(1)	Vesting schedule for unvested stock options outstanding at 2013 fiscal year-end (stock options vest on the applicable anniversary of the grant date):

			Future Vesting Schedule (# of options)
Name	Grant Date	Expiration Date	2014	2015	2016
Denise L. Ramos	03/03/2011	03/03/2021	89,643	—	—
	11/07/2011	11/07/2021	100,864	—	—
	03/08/2012	03/08/2022	—	136,100	—
	03/05/2013	03/05/2023	—	—	105,295
Aris C. Chicles	03/03/2011	03/03/2021	32,217	—	—
	11/07/2011	11/07/2021	30,259	—	—
	03/08/2012	03/08/2022	—	30,570	—
	03/05/2013	03/05/2023	—	—	23,650
Thomas M. Scalera	03/03/2011	03/03/2021	3,105	—	—
	11/07/2011	11/07/2021	16,642	—	—
	03/08/2012	03/08/2022	—	29,115	—
	03/05/2013	03/05/2023	—	—	22,975
Robert J. Pagano, Jr.	03/03/2011	03/03/2021	8,271	—	—
	11/07/2011	11/07/2021	14,409	—	—
	03/08/2012	03/08/2022	—	19,410	—
	03/05/2013	03/05/2023	—	—	15,620
Neil W. Yeargin	03/05/2013	03/05/2023	—	—	12,015

(2)	RSUs vest on the applicable 3-year anniversary of the grant date. Performance units vest upon the completion of a 3-year performance period beginning January 1st of the grant year.

(3)	Reflects the Company’s closing stock price of $43.42 on December 31, 2013.

Option Exercises and Stock Vested in 2013

The following table provides information regarding the values realized by our NEOs upon the exercise of stock options and the vesting of stock awards in 2013.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Denise L. Ramos	92,550	1,235,186	41,328	1,416,782
Aris C. Chicles	38,043	544,374	14,366	496,320
Thomas M. Scalera	5,082	32,802	3,827	131,575
Robert J. Pagano, Jr.	50,903	801,394	21,314	656,006
Neil W. Yeargin	—	—	—	—

2013 Pension Benefits

Effective on October 31, 2011, all of the Company’s pension benefits described in this section were frozen, and the cumulative liability of these benefits was assumed by Exelis Inc. All NEOs, other than Mr. Yeargin, participated in the plans described below, and remain eligible for frozen pension benefits under these plans.

ITT Salaried Retirement Plan.    Under the ITT Salaried Retirement Plan, participants had the option, on an annual basis, to elect to be covered under either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a funded and tax-qualified retirement program. The plan is described in detail below.

While the Traditional Pension Plan formula paid benefits on a monthly basis after retirement, the Pension Equity Plan formula enabled participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The Traditional Pension Plan benefit payable to an employee depended upon the date an employee first became a participant under the plan.

Traditional Pension Plan

A participant first employed prior to January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as defined below) for each of the first 25 years of benefit service, plus

•	1.5% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

A participant first employed on or after January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would equal:

•	1.5% of his or her average final compensation for each year of benefit service up to 40 years, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP awards) is the total of:

•

The participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•

The participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant’s final 120 months of eligibility service.

As it applies to participants first employed prior to January 1, 2000, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by one-fourth of one percent for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by five-twelfths of one percent for each month that payments start before age 60 but not more than 25%. For participants first employed from January 1, 2000 through December 31, 2004, under the Traditional Pension Plan, Standard Early Retirement was available as described above. Special Early Retirement was also available to employees who attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commenced prior to age 62 they would be reduced by five-twelfths of one percent for each of the first 48 months prior to age 62 and by an additional four twelfths of one percent for each of the next 12 months and by an additional three-twelfths of one percent for each month prior to age 57.

For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by five ninths of one percent for each of the first 60 months prior to age 65 and an additional five eighteenths of one percent for each month prior to age 60.

Pension Equity Plan

A participant under the Pension Equity Plan would receive a single sum pension that would equal the total accumulated percentage (as described below) times final average compensation (as defined above).

Total accumulated percentage is the sum of annual percentages earned for each year of benefit service. The percentage earned for any given year of benefit service ranges from three percent to six percent based on age:

•	Under age 30: three percent per year of benefit service

•	Age 30 to age 39: four percent per year of benefit service

•	Age 40 to age 49: five percent per year of benefit service

•	Age 50 and over: six percent per year of benefit service

In December 2007, effective January 1, 2008, the ITT Salaried Retirement Plan and the ITT Excess Pension Plan were amended to provide for a three-year vesting requirement. In addition, for employees who were already vested and who were involuntarily terminated and entitled to severance payments from the Company, additional months of age and service (not to exceed 24 months) were to be imputed based on the employee’s actual service to his or her last day worked, solely for purposes of determining eligibility for early retirement.

The 2013 Pension Benefits table provides information on the pension benefits for the NEOs. Mr. Pagano participated under the terms of the plan in effect for employees hired prior to January 1, 2000. Ms. Ramos, Mr. Chicles and Mr. Scalera participated under the terms of the plan in effect for employees hired after January 1, 2005. The Traditional Pension Plan accumulated benefit an employee earned over his or her career with the Company is payable on a monthly basis starting after retirement. Employees may retire as early as age 50 under the terms of the plan. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above. The Pension Equity Plan benefit can be received as a lump sum or an annuity following termination. Mr. Scalera participated in the Pension Equity Plan formula prior to 2011. All of the other NEOs have always participated only under the Traditional Pension Plan formula. Benefits under this plan are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code in effect as of December 31, 2011. Section 415 limits the amount of annual pension payable from a qualified plan. For 2013, this limit is $200,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2013, this limit is $250,000.

ITT Excess Pension Plan.    Since federal law limits the amount of benefits paid under and the amount of compensation recognized under tax-qualified retirement plans, the Company maintained the unfunded ITT Excess Pension Plan, which is not qualified for tax purposes, until the Spin Transaction date. The purpose of the ITT Excess Pension Plan was to restore benefits calculated under the ITT Salaried Retirement Plan formula that cannot be paid because of the IRS limitations noted above. The Company did not grant any extra years of benefit service to any employee under either the ITT Salaried Retirement Plan or the ITT Excess Pension Plan.

No pension benefits were paid to any of the other NEOs in the last fiscal year.

2013 Pension Benefits Table

Named Executive Officer	Plan Name	Number of Years Credit Service (#)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit	Payments During Last Fiscal Year ($)
Denise L. Ramos	ITT Salaried Retirement Plan	4.33	$123,908	—
	ITT Excess Pension Plan	4.33	548,090	—
Aris C. Chicles	ITT Salaried Retirement Plan	5.42	114,634	—
	ITT Excess Pension Plan	5.42	211,900	—
Thomas M. Scalera(1)	ITT Salaried Retirement Plan	5.77	34,693	—
	ITT Excess Pension Plan	5.77	28,011	—
Robert J. Pagano, Jr.(2)	ITT Salaried Retirement Plan	22.08	811,896	—
	ITT Excess Pension Plan	13.25	867,639	—
Neil W. Yeargin(3)	ITT Salaried Retirement Plan	—	—	—
	ITT Excess Pension Plan	—	—	—
(1)	Mr. Scalera has an accrued benefit under both the Traditional Pension Plan formula and the Pension Equity Plan formula. His lump sum Pension Equity Plan benefit is $48,222 under the ITT Salaried Retirement Plan and $29,001 under the ITT Excess Pension Plan as of December 31, 2013.

(2)	Mr. Pagano’s accrued benefit under the ITT Salaried Retirement Plan includes his benefit earned under the Goulds Retirement Plan prior to ITT’s acquisition of Goulds Pumps Inc. (“Goulds”) on December 1, 1998. Accordingly, the years of credited service include 8.83 years of service accrued as an employee of Goulds. The Goulds plan did not provide benefits in excess of the IRS limits.

(3)	Mr. Yeargin was hired after October 31, 2011, the date on which the plans were frozen.

Assumptions used to determine present value as of December 31, 2013, are as follows and are generally consistent with those used by Exelis Inc. for 2013 financial statement reporting purposes:

•	Measurement date: December 31, 2013

•	Discount Rate: 4.78%

•	Mortality (pre-commencement): None

•	Mortality (post-commencement): 2013 PPA Annuitant Mortality Table, separate rates for males and females

•	Normal retirement date: age 65

•	Unreduced retirement date: age 60 for Mr. Pagano; age 65 for all other NEOs

•	Earliest age at which a participant first employed prior to January 1, 2000 may receive unreduced benefits: age 60

•	Assumed benefit commencement date: age 60 for Mr. Pagano and 65 for all other NEOs

•	Accumulated benefit is calculated based on credited service and pay as of October 31, 2011

•	For benefits under the Traditional Pension Plan formula, present value is based on the single life annuity payable at assumed benefit commencement date

•

For benefits under the Pension Equity Plan formula, present value is based on projected lump sum value at assumed benefit commencement date; Pension Equity Plan value is projected from October 31, 2011, to age 65 using an interest crediting rate of 1.55% for the ITT Salaried Retirement Plan and 3.25% for the ITT Excess Pension Plan

•	The six-month delay under the ITT Excess Pension Plan as required under Section 409A of the Internal Revenue Code was disregarded for this purpose

•	All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at benefit commencement date

The 2013 row of the column titled “Change in Pension Value and Non-qualified Deferred Comp Earnings” in the Summary Compensation Table quantifies the change in the present value of the ITT Excess Pension Plan benefit from December 31, 2012, to December 31, 2013. To determine the present value of the plan benefit as of December 31, 2012, the same assumptions that are described above to determine present value as of December 31, 2013, were used, except the following:

•	Discount rate: 4.09%

•	Mortality (post commencement): 2012 PPA Annuitant Mortality Table, separate rates for males and females

2013 Nonqualified Deferred Compensation

ITT Deferred Compensation Plan.    The ITT Deferred Compensation Plan is a tax deferral plan. The ITT Deferred Compensation Plan permits eligible employees with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six “accounts” into which AIP award deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each “account.” One account may be selected based on a termination date (the “Termination Account”) and five accounts are based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

The table below shows the annual rate of return for the funds available under the ITT Deferred Compensation Plan, as reported by the administrator for the calendar year ended December 31, 2013.

Name of Fund	Rate of Return 1/1/13 to 12/31/13	Name of Fund	Rate of Return 1/1/13 to 12/31/13
Fixed Rate Option(1)	5.25%	Vanguard Developed Markets Index (VDMIX)	21.84%
PIMCO Total Return Institutional (PTTRX)	(1.92)%	Aberdeen Select International Equity A (BJBIX)	12.37%
PIMCO Real Return Institutional (PRRIX)	(9.05)%	American Funds EuroPacific Growth (REREX)	20.17%
T Rowe Price High Yield (PRHYX)	9.07%	First Eagle Overseas A (SGOVX)	11.57%
Dodge & Cox Stock (DODGX)	40.55%	Lazard Emerging Markets Equity Open (LZOEX)	(1.14)%
Vanguard 500 Index (VFINX)	32.18%	Invesco Global Real Estate A	2.38%
American Funds Growth Fund of America R4 (RGAEX)	33.82%	Model Portfolio(2) — Conservative	1.61%
Perkins Mid Cap Value (JMCVX)	25.92%	Model Portfolio(2) — Moderate Conservative	8.37%
Artisan Mid Cap (ARTMX)	37.39%	Model Portfolio(2) — Moderate	14.68%
American Century Small Cap Value (ASVIX)	34.91%	Model Portfolio(2) — Moderate Aggressive	19.51%
Perimeter Small Cap Growth (PSCGX)	43.29%	Model Portfolio(2) — Aggressive	25.14%
Harbor International (HIINX)	16.40%	ITT Corporation Stock Fund (ITT)	87.38%
Vanguard Total Bond Market Index (VBMFX)	(2.26)%

(1)	The Fixed Rate Option 5.25% rate is based on guaranteed contractual returns from the insurance company provider.

(2)	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.

ITT Supplemental Retirement Savings Plan for Salaried Employees.    Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts to the tax-qualified plan to $255,000 in 2013, the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan for Salaried Employees to allow for Company contributions based on base salary in excess of these limits. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

2013 Nonqualified Deferred Compensation Table

The table below shows the activity within the Deferred Compensation Plan for the NEOs for 2013.

Name	Executive Contributions Last Fiscal Year(1)	Registrant Contributions Last Fiscal Year(2)	Aggregate Earnings Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Denise L. Ramos
Non-qualified savings	$—	$85,568	$4,064	$—	$315,330
Deferred Compensation	391,340	—	89,646	—	1,875,971
Total	391,340	85,568	93,710	—	2,191,301
Aris C. Chicles
Non-qualified savings	—	36,930	1,696	—	132,820
Deferred Compensation	—	—	—	—	—
Total	—	36,930	1,696	—	132,820
Thomas M. Scalera
Non-qualified savings	—	27,806	496	—	47,938
Deferred Compensation	—	—	—	—	—
Total	—	27,806	496	—	47,938
Robert J. Pagano, Jr.
Non-qualified savings	—	36,663	1,825	—	152,828
Deferred Compensation	53,250	—	12,391	—	509,536
Total	53,250	36,663	14,216	—	662,364
Neil W. Yeargin
Non-qualified savings	—	631	—	—	631
Deferred Compensation	—		—	—	—
Total	—	631	—	—	631

Note:    “Non-qualified savings” represent amounts in the ITT Supplemental Retirement Savings Plan for Salaried Employees. “Deferred compensation” earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of mutual funds or the Company’s stock as provided in the chart above.

(1)	Amounts for Ms. Ramos and Mr. Pagano represent the deferred portion of their 2013 AIP awards, the totals of which are included in the Summary Compensation Table. The Aggregate Balance at Last Fiscal Year-End was adjusted to reflect these deferrals, which took place in March 2013.

(2)	Amounts represent the Core and Match contributions under the ITT Supplemental Retirement Savings Plan for Salaried Employees (wherein earnings are credited to the accumulated savings under the plan) and are also reflected in the Retirement Plan Contributions column of the All Other Compensation Table and the All Other Compensation column of the Summary Compensation Table.

Potential Post-Employment Compensation

The potential post-employment compensation tables reflect the amount of compensation payable to each of the NEOs named who continue to be employed by the Company in the event their employment is terminated, including voluntary termination, termination for cause, death or disability, termination without cause or termination in connection with a change of control. Ms. Ramos, Mr. Chicles, Mr. Scalera, Mr. Pagano and Mr. Yeargin are covered under the Senior Executive Severance Pay Plan or Special Senior Executive Severance Pay Plan (applicable to situations involving a change of control) described in the Compensation Discussion and Analysis under the heading “Post-Employment Compensation—Change of Control Arrangements.”

The amounts shown in the potential post-employment compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2013, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the closing price of the Company’s stock on December 31, 2013, the last trading day of 2013, which was $43.42.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments and Benefits Provided Generally to Salaried Employees.    The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay.

•

Regular pension benefits under the ITT Salaried Retirement Plan (frozen as of the date of the Spin Transaction and transferred to Exelis Inc.). ITT participants do not accrue any additional service credit under the plan in the event of a termination. See the section “Elements of Compensation—Post-Employment Compensation” in the Compensation Discussion and Analysis for more information.

•

Pension benefits under the ITT Excess Pension Plan (frozen as of the date of the Spin Transaction and transferred to Exelis Inc.). The plan balances for the ITT Excess Pension Plan were shown as part of this analysis in previous years, but with the transfer of the plan balances to Exelis Inc. in 2011, ITT participants do not accrue any additional service credit under the plan in the event of a termination. See the section “Elements of Compensation—Post-Employment Compensation” in the Compensation Discussion and Analysis for more information.

•

Health care benefits provided to retirees under the ITT Salaried Retirement Plan, including retiree medical and dental insurance (if eligible as of the date of the Spin Transaction). Employees who terminate prior to retirement are eligible for continued benefits under COBRA.

•	Distributions of plan balances under the ITT Corporation Retirement Savings Plan and amounts currently vested under the ITT Supplemental Retirement Savings Plan for Salaried Employees.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances. With respect to the ITT Salaried Retirement Plan, frozen benefits under such plan may be deferred to age 65, but may become payable at early retirement age, or earlier for benefits under the Pension Equity Plan formula. Employees of the Company do not have to terminate employment in order to receive their benefits from the ITT Salaried Retirement Plan since the plan is now sponsored by Exelis Inc. Benefits under the ITT Excess Pension Plan must commence as soon as possible following termination but generally would be payable seven months following such date, retroactive to the date the ITT Excess Pension Plan benefit became payable. Benefits for the ITT Excess Pension Plan will not generally be payable prior to termination.

Senior Executive Severance Pay Plan.    During 2013, the Compensation and Personnel Committee approved changes to the Senior Executive Severance Pay Plan. The changes were intended to bring ITT’s practices in line with current market practices. Some of the changes made to the plan were reducing the overall cash severance benefits provided to executives from a maximum of two years to one year, providing participants with outplacement assistance for 12 months and eliminating the vesting of equity awards during the severance period. These changes were effective July 1, 2013 for new participants. The existing program will sunset over two years for executives, upon which time those individuals will be covered under the new terms.

The amount of severance pay under this plan depends on the executive’s base pay and years of service.

•	Prior to July 1, 2013: The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination.

•	Beginning July 1, 2013 (two-year grace period for current executives): The amount will not exceed 12 months of base pay.

The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function.

No severance is provided for termination for cause, because the Company believes employees terminated for cause should not receive additional compensation. No severance is provided when an executive accepts or refuses comparable employment because the executive has the opportunity to receive employment income from another party under comparable circumstances.

In addition, the Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Corporate Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Severance Policy or Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements. Ms. Ramos, Mr. Chicles, Mr. Scalera, Mr. Pagano and Mr. Yeargin are covered under this plan.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within 60 days following the covered executive’s scheduled termination date.

Ms. Ramos.    Under the terms of Ms. Ramos’ employment agreement, should Ms. Ramos be terminated by the Company other than for cause, Ms. Ramos is entitled to a severance benefit equal to 24 months of base salary and target AIP award, subject to the Company’s severance policies. The information under the heading “CEO Compensation and Employment Agreement” and the Potential Post-Employment Compensation table for Ms. Ramos below provides additional information.

Special Senior Executive Severance Pay Plan.    This plan provides two levels of benefits for covered executives, based on their position within the Company. The Compensation and Personnel Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Company performance. Senior Vice Presidents receive the higher level and certain Vice Presidents the second level. Under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years of a change of control or in contemplation of a change of control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change of control, he or she would be entitled to:

•	Any accrued but unpaid base salary, bonus (AIP award), unreimbursed expenses and employee benefits, including vacation;

•	Two or three times the current base salary and target annual incentive as of the termination date;

•	Continuation of health and life insurance benefits at the same levels for two or three years;

•

A lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Corporation Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan for Salaried Employees, such percentage rate not to exceed 3.5% per year; and

•	One year of outplacement assistance.

All of the NEOs are covered at the highest level of benefits.

Change of Control Arrangements

The payment or vesting of awards or benefits under certain of the plans listed below are accelerated solely upon the occurrence of a change of control of the Company. The reasons for the change of control provisions in these plans are to put the executive in the same position he or she would have been in had the change of control not occurred. Executives then can focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive. There would be a change of control of the Company if one of the following acceleration events occurred:

1.	A report on Schedule 13D was filed with the SEC disclosing that any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock.

2.	A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock.

3.	The shareholders of the Company approved, and the Company fully executed:

(a)	Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in the Company immediately prior to the merger; or

(b)	Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

4.	A majority of the members of the Board of Directors of the Company changed within a 12-month period, unless the election or nomination for election of each of the new Directors by the Company’s shareholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period.

5.	Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

Pre-2005 awards and benefits will be paid if the 20% threshold described above is reached. For awards or benefits earned since January 1, 2005, payment of awards or benefits would be made if a person other than the Company, its subsidiaries or any employee benefit plan sponsored by the Company becomes the beneficial owner of 30% or more of the Company’s outstanding stock.

Certain of the plans listed below contain a “double trigger” provision, whereby no benefits will be paid to an executive unless both a change of control of the Company has occurred, and there has been a specified change in the employment status of the executive within a period of time following the change of control. For example, under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years of a change of control or in contemplation of a change of control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change of control, he or she would be entitled to the severance benefits provided pursuant to that plan.

Beginning with the Company’s annual grant cycle in March 2014, all long-term incentive awards (performance units, RSUs and stock options) will also now include the double trigger provision, operating in the same fashion as the Special Senior Executive Severance Pay Plan. This change reflects a best pay practice and still provides competitive benefits in the event that an executive’s employment is terminated due to a change of control of the Company.

The following Company plans have change of control provisions:

• 2011 Omnibus Incentive Plan	• 1997 Long-Term Incentive Plan

• 2003 Equity Incentive Plan	• Special Senior Executive Severance Pay Plan

• 1994 Incentive Stock Plan	• Enhanced Severance Pay Plan

• 1996 Restricted Stock Plan for Non-Employee Directors	• Deferred Compensation Plan

• ITT Annual Incentive Plan for Executive Officers	• Supplemental Retirement Savings Plan for Salaried Employees

• 1997 Annual Incentive Plan	• Ramos Letter Agreement

Under the 2011 Omnibus Incentive Plan, a change of control requires consummation of the transactions described in 3(a) and (b) above.

Potential post-employment compensation arrangements are more fully described for the NEOs in the following tables. As noted above, these tables assume a triggering event as of December 31, 2013. Please see the discussion in “Potential Post-Employment Compensation—Senior Executive Severance Pay Plan,” regarding changes made in severance arrangements, which will affect the severance entitlements of the Named Executive Officers in the future.

Denise L. Ramos
	Resignation	Termination For Cause	Death	Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Cash Severance(1)
Salary	$—	$—	$—	$—	$1,800,000	$2,700,000
AIP	—	—	—	—	1,800,000	2,700,000
Total	—	—	—	—	3,600,000	5,400,000
Unvested Equity Award(2)
3/3/2011 Option Award	—	—	1,962,285	1,962,285	1,962,285	1,962,285
3/3/2011 Restricted Stock	—	—	1,059,882	1,059,882	1,059,882	1,059,882
11/7/2011 Option Award(3)	—	—	2,333,993	2,333,993	2,333,993	2,333,993
11/7/2011 Restricted Stock(3)	—	—	4,496,141	4,496,141	4,496,141	4,496,141
3/8/2012 Option Award	—	—	2,806,382	2,806,382	2,806,382	2,806,382
3/8/2012 Restricted Stock	—	—	1,780,611	1,780,611	1,780,611	1,780,611
3/5/2013 Option Award	—	—	1,754,215	1,754,215	—	1,754,215
3/5/2013 Restricted Stock	—	—	1,137,821	1,137,821	1,043,003	1,137,821
2012-2014 TSR Unit Award	—	—	935,000	935,000	935,000	1,536,517
2013-2015 Performance Unit Award	—	—	2,382,499	2,382,499	2,382,499	2,779,582
Total	—	—	20,648,829	20,648,829	18,799,796	21,647,429
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	—	—	—	—	—	—
ITT Excess Savings Plan(5)	—	—	—	—	—	94,500
Total	—	—	—	—	—	94,500
Other Benefits
Outplacement(6)	—	—	—	—	5,000	5,000
Health and Welfare(7)	—	—	—	—	36,794	55,192
Total	—	—	—	—	41,794	60,192
Total(8)	$—	$—	$20,648,829	$20,648,829	$22,441,590	$27,202,121

Aris C. Chicles
	Resignation	Termination For Cause	Death	Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Cash Severance(1)
Salary	$—	$—	$—	$—	$560,000	$1,260,000
AIP	—	—	—	—	—	945,000
Total	—	—	—	—	560,000	2,205,000
Unvested Equity Award(2)
3/3/2011 Option Award	—	—	705,230	705,230	705,230	705,230
3/3/2011 Restricted Stock	—	—	380,837	380,837	380,837	380,837
11/7/2011 Option Award(3)	—	—	700,193	700,193	700,193	700,193
11/7/2011 Restricted Stock(3)	—	—	1,348,842	1,348,842	1,348,842	1,348,842
3/8/2012 Option Award	—	—	630,353	630,353	630,353	630,353
3/8/2012 Restricted Stock	—	—	399,942	399,942	399,942	399,942
3/5/2013 Option Award	—	—	394,009	394,009	—	394,009
3/5/2013 Restricted Stock	—	—	661,200	661,200	459,167	661,200
2012-2014 TSR Unit Award	—	—	210,000	210,000	210,000	345,100
2013-2015 Performance Unit Award	—	—	535,108	535,108	416,195	624,293
Total	—	—	5,965,714	5,965,714	5,250,759	6,189,999
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	—	—	—	—	—	—
ITT Excess Savings Plan(5)	—	—	—	—	—	44,100
Total	—	—	—	—	—	44,100
Other Benefits
Outplacement(6)	—	—	—	—	5,000	5,000
Health and Welfare(7)	—	—	—	—	23,710	53,347
Total	—	—	—	—	28,710	58,347
Total(8)	$—	$—	$5,965,714	$5,965,714	$5,839,469	$8,497,446

Thomas M. Scalera
	Resignation	Termination For Cause	Death	Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Cash Severance(1)
Salary	$—	$—	$—	$—	$544,000	$1,224,000
AIP	—	—	—	—	—	918,000
Total	—	—	—	—	544,000	2,142,000
Unvested Equity Award(2)
3/3/2011 Option Award	—	—	67,968	67,968	67,968	67,968
3/3/2011 Restricted Stock	—	—	99,345	99,345	99,345	99,345
11/7/2011 Option Award(3)	—	—	385,096	385,096	385,096	385,096
11/7/2011 Restricted Stock(3)	—	—	741,874	741,874	741,874	741,874
3/8/2012 Option Award	—	—	600,351	600,351	600,351	600,351
3/8/2012 Restricted Stock	—	—	380,880	380,880	380,880	380,880
3/5/2013 Option Award	—	—	382,764	382,764	—	382,764
3/5/2013 Restricted Stock	—	—	248,232	248,232	172,383	248,232
2012-2014 TSR Unit Award	—	—	200,000	200,000	200,000	328,667
2013-2015 Performance Unit Award	—	—	519,824	519,824	404,308	606,462
Total	—	—	3,626,334	3,626,334	3,052,205	3,841,639
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	—	—	—	—	—	—
ITT Excess Savings Plan(5)	—	—	—	—	—	42,840
Total	—	—	—	—	—	42,840
Other Benefits
Outplacement(6)	—	—	—	—	5,000	5,000
Health and Welfare(7)	—	—	—	—	22,195	49,938
Total	—	—	—	—	27,195	54,938
Total(8)	$—	$—	$3,626,334	$3,626,334	$3,623,400	$6,081,417

Robert J. Pagano, Jr.
	Resignation	Termination For Cause	Death	Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Cash Severance(1)
Salary	$—	$—	$—	$—	$832,000	$1,248,000
AIP	—	—	—	—	—	624,000
Total	—	—	—	—	832,000	1,872,000
Unvested Equity Award(2)
3/3/2011 Option Award	—	—	181,052	181,052	181,052	181,052
3/3/2011 Restricted Stock	—	—	264,992	264,992	264,992	264,992
11/7/2011 Option Award(3)	—	—	333,424	333,424	333,424	333,424
11/7/2011 Restricted Stock(3)	—	—	642,312	642,312	642,312	642,312
3/8/2012 Option Award	—	—	400,234	400,234	400,234	400,234
3/8/2012 Restricted Stock	—	—	253,920	253,920	253,920	253,920
3/5/2013 Option Award	—	—	260,229	260,229	—	260,229
3/5/2013 Restricted Stock	—	—	330,991	330,991	303,408	330,991
2012-2014 TSR Unit Award	—	—	133,300	133,300	133,300	219,056
2013-2015 Performance Unit Award	—	—	353,352	353,352	353,352	412,244
Total	—	—	3,153,806	3,153,806	2,865,994	3,298,454
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	—	—	—	—	—	—
ITT Excess Savings Plan(5)	—	—	—	—	—	43,680
Total	—	—	—	—	—	43,680
Other Benefits
Outplacement(6)	—	—	—	—	5,000	5,000
Health and Welfare(7)	—	—	—	—	31,573	47,359
Total	—	—	—	—	36,573	52,359
Total(8)	$—	$—	$3,153,806	$3,153,806	$3,734,567	$5,266,493

Neil W. Yeargin
	Resignation	Termination For Cause	Death	Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Cash Severance(1)
Salary	$—	$—	$—	$—	$320,000	$960,000
AIP	—	—	—	—	—	480,000
Total	—	—	—	—	320,000	1,440,000
Unvested Equity Award(2)
3/5/2013 Option Award	—	—	200,170	200,170	—	200,170
3/5/2013 Restricted Stock	—	—	507,580	507,580	296,088	507,580
2013-2015 Performance Unit Award	—	—	271,809	271,809	181,206	317,111
Total	—	—	979,559	979,559	477,294	1,024,861
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(4)	—	—	—	—	—	—
ITT Excess Savings Plan(5)	—	—	—	—	—	—
Total	—	—	—	—	—	—
Other Benefits
Outplacement(6)	—	—	—	—	5,000	5,000
Health and Welfare(7)	—	—	—	—	13,112	39,337
Total	—	—	—	—	18,112	44,337
Total(8)	$—	$—	$979,559	$979,559	$815,406	$2,509,198

(1)	Under Ms. Ramos’ employment agreement dated October 4, 2011, described in the Compensation Discussion and Analysis under the heading “CEO Compensation and Employment Agreements,” Ms. Ramos will receive severance pay in an amount equal to two times the sum of (x) annual base salary and (y) target annual incentive due to termination not for cause. Under the Senior Executive Severance Pay Plan, as described elsewhere in this Proxy Statement under the heading “Potential Post-Retirement Compensation”, the other NEOs will receive the following number of months of base salary after termination without cause: Mr. Chicles 16 months, Mr. Scalera 16 months, Mr. Pagano 24 months, Mr. Yeargin 12 months. In the event of a change of control, all NEOs are covered under the Company’s Special Senior Executive Severance Pay Plan, described elsewhere in this Proxy Statement under the heading “Potential Post-Retirement Compensation” and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) annual incentive (assumed at target).

(2)	Unvested equity awards reflect the market value of stock and in the money value of stock options based on the Company’s December 31, 2013 closing stock price of $43.42. Termination provisions are set forth in the specific award agreements. Generally, the termination provisions are as follows (unless otherwise noted):

•	TSR Awards/Performance Unit Awards:

¡	If a participant’s employment terminates before the end of the three-year performance period, the award is forfeited, except as detailed below.

¡

If a participant dies or becomes disabled, TSR/Performance Unit Award vests in full and payment, if any, is made according to its original terms (vesting in full in the case of death or disability reflects the inability of the participant to control the triggering event and is consistent with benefit plan provisions related to death and disability)

¡

If an employee retires or is terminated by the Company other than for cause, a pro-rated payout, if any, is made according to its original terms and is provided based on the number of full months of employment during the measurement period divided by 36 (the term of the three-year TSR/Performance Unit Award).

¡

If an acceleration event occurs (as described under the heading “Potential Post-Employment Compensation—Change of Control Arrangements”) the TSR Awards/Performance Unit Awards vest in full based on actual performance through the date of the Acceleration Date and target performance for the uncompleted portion of the cycle.

•	RSUs:

¡	If an employee leaves the Company prior to vesting, whether through resignation or termination for cause, the RSUs are forfeited.

¡	If an employee dies or becomes disabled, the RSUs vest in full.

¡	If an employee retires or is terminated other than for cause, a pro-rata portion of the RSU award vests.

If an acceleration event occurs (as described under the heading “Potential Post-Employment Compensation—Change of Control Arrangements”) the RSUs vest in full.

•	Stock Options

¡	If an employee is terminated for cause, or voluntarily terminates employment without an acceleration event, unvested stock options expire on the date of termination.

¡	If an employee dies or becomes permanently disabled, all unvested stock options vest in full.

¡	If the employee retires, a pro-rata portion of the stock options vest.

¡	If the employee is terminated for a reason other than for cause, death, or disability, unvested stock options expire on the date of termination.

¡

If employment is terminated due to an acceleration event or because the option holder believes in good faith that he or she would be unable to discharge his or her duties effectively after the acceleration event, the stock option expires on the earlier of the date seven months after the acceleration event or the normal expiration date.

(3)	Reflects special Founders’ Grants made on November 7, 2011.

(4)	No additional ITT Excess Pension Plan payments are made in the event of termination. All benefits under the ITT Excess Pension Plan are payable by Exelis Inc.

(5)	No additional ITT Excess Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan described elsewhere in this Proxy Statement under the heading “Potential Post-Retirement Compensation.”

(6)	The Company’s Special Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown are based on a competitive bid. Assumes outplacement provided under termination not for cause.

(7)	Under Ms. Ramos’ employment agreement, Ms. Ramos will continue to be eligible to participate in Company benefit plans for a period of two years after termination not for cause. Under the Senior Executive Severance Plan, the other NEOs will continue to receive benefits during the Severance period after termination without cause. In the event of a change of control, the NEOs, including Ms. Ramos, are covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(8)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change of control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

Other Matters

Equity Compensation Plan Information

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,992,169	(2)	$20.46	(3)	40,195,375	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	3,992,169		$20.46		40,195,375

(1)	Equity compensation plans approved by shareholders include the 2002 ITT Stock Option Plan for Non-Employee Directors, the ITT Amended and Restated 2003 Equity Incentive Plan and the 2011 Omnibus Incentive Plan. Since the approval of the 2011 Omnibus Incentive Plan, no additional awards will be granted under the 2002 ITT Stock Option Plan for Non-Employee Directors or the ITT Amended and Restated 2003 Equity Incentive Plan. Under the 2011 Omnibus Incentive Plan, (i) restricted stock and RSUs may be awarded up to a maximum aggregate grant of 1,875,441 shares or units in any one plan year to any one participant, (ii) performance unit awards and other awards may be awarded up to a maximum aggregate grant of 1,875,441 shares or units and a maximum amount payable of $15 million in any one plan year to any one participant and (iii) stock option awards may be awarded up to a maximum aggregate grant of 9,377,204 shares in any one plan year to any one participant.

(2)	The weighted-average remaining contractual life of the total number of outstanding options was 6.0 years as disclosed in Note 18 to the Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K.

(3)	The weighted-average exercise price pertains only to 2,675,678 outstanding options and not to outstanding restricted stock or restricted stock units, which by their nature have no exercise price.

(4)	As of December 31, 2013, the number of shares available for future issuance under the 2011 Omnibus Incentive Plan with respect to restricted stock and restricted stock unit awards was approximately 17,588,694, which is included in the 40,195,375 disclosed above.

Form 10-K

The Company filed its Annual Report on Form 10-K for the 2013 fiscal year with the SEC on February 21, 2014. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is included in the Annual Report to Shareholders that is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.

By Order of the Board of Directors,

Lori B. Marino Corporate Secretary

Dated: March 31, 2014

Appendix A

List of Companies utilized from the 2012 Towers Watson Compensation Data Bank (CDB) Analysis

A.O. Smith	Expedia	Phoenix Companies
Acxiom	Exterran	Plexus
American Water Works	Federal Reserve Bank of Dallas	Polaris Industries
Americas Styrenics	Federal Reserve Bank of St. Louis	PolyOne
AMETEK	GATX	Premera Blue Cross
Amtrak	Green Mountain	Rayonier
Armstrong World Industries	H.B. Fuller	Revlon
Barnes Group	Harman International Industries	Savannah River Nuclear
Beam	Harsco	Solutions
Bob Evans Farms	Herman Miller	Scotts Miracle-Gro
Brady	Hexcel	ShawCor
Brunswick	HNI	Sigma-Aldrich
CareFusion	IDEXX Laboratories	Snap-on
Carpenter Technology	Intercontinental Hotels	Stanford University
CEC Educational Services	International Flavors & Fragrances	Stepan Company
Century Aluminum	International Game Technology	TeleTech Holdings
Chemtura	Itron	Teradata
Chiquita Brands	Jack in the Box	The Auto Club Group
Cintas	K. Hovnanian Companies LLC	Toro
Cloud Peak Energy	Kansas City Southern	Tower International
Coinstar	KB Home	Trinity Industries
Columbia Sportswear	Kennametal	Tronox
Convergys	Kinross Gold	Tupperware Brands
Covance	Leggett and Platt	Underwriters Laboratories
Crown Castle	Life Technologies	Unisys
Curtiss-Wright	Lincoln Electric	United Rentals
Deckers Outdoor	Magellan Midstream	University of Maryland
Deluxe	Partners	Medical Center
Dentsply	Manitowoc	University of Texas-M.D. Anderson Cancer Center
Dex One	Martin Marietta Materials	Valmont Industries
Dollar Thrifty Automotive Group	Meredith	Vertex Pharmaceuticals
Donaldson	Molson Coors Brewing	Visiting Nurse Service of NY
Education Management	MoneyGram International	Vulcan Materials
Endo Health Solutions	New York University	Warner Chilcott
Energy Solutions	Nu Skin Enterprises	Wendy’s Group
EnPro Industries	OMNOVA Solutions	Westlake Chemical
Equifax	Pall Corporation	Xylem
Esterline Technologies

ADMISSION TICKET

Annual Meeting of Shareholders

Tuesday, May 20, 2014

9:00 a.m., Eastern Daylight Time

ITT Corporation Headquarters

1133 Westchester Avenue

White Plains, NY 10604

Shareholders will be admitted to the Annual Meeting beginning at 8:30 a.m. Eastern Daylight Time.

If you wish to attend, please plan to arrive early since seating will be limited. For directions, contact us at (914) 641-2000.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention to attend by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SEC Proxy Access Notice

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held at 9:00 a.m., EDT on Tuesday, May 20, 2014 at ITT Corporation Headquarters, 1133 Westchester Avenue, White Plains, NY 10604:

The proxy materials for ITT’s 2014 Annual Meeting of Shareholders, including the 2013 Annual Report and the 2014 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit www.proxydocs.com/itt.

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M54806-P32409

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT CORPORATION

FOR THE ANNUAL MEETING TO BE HELD MAY 20, 2014

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Aris C. Chicles, Thomas M. Scalera and Mary E. Gustafsson, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Corporation common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

For participants in the ITT Corporation Retirement Savings Plan:

Under the savings plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). ITT Corporation Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge before 11:59 p.m. Eastern Daylight Time on May 15, 2014. The trustee of the savings plans will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of shareholders.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be dated and signed on the reverse side.)

ITT CORPORATION 1133 WESTCHESTER AVENUE WHITE PLAINS, NY 10604 WWW.ITT.COM

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF TELEPHONE OR INTERNET VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Telephone and Internet voting are available through 11:59 PM Eastern Daylight Time the day before the Annual Meeting. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by telephone or on the Internet, you do not need to mail back your proxy card.

VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

The Board of Directors recommends a vote FOR each of these nine nominees:
Proposal 1
Election of Directors	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposals 2 and 3:
1a. Orlando D. Ashford 1b. G. Peter D. Aloia 1c. Donald DeFosset, Jr.	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	Proposal 2 Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year	For ☐	Against ☐	Abstain ☐
1d. Christina A. Gold 1e. Rebecca A. McDonald	☐ ☐	☐ ☐	☐ ☐	Proposal 3 Approval of an advisory vote on executive compensation	☐	☐	☐
1f. Richard P. Lavin	☐	☐	☐	.
1g. Frank T. MacInnis	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4:
1h. Denise L. Ramos	☐	☐	☐
1i. Donald J. Stebbins	☐	☐	☐	Proposal 4 Shareholder proposal regarding executive stock retention requirements	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated:			☐
Please indicate if you plan to attend the Annual Meeting:		☐	☐

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners, if applicable)		Date